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Exhibit (a)(1)(A)

U.S. Offer to Purchase for Cash
All Outstanding American Depositary Shares and
All Ordinary Shares and Warrants Held by U.S. Holders
of
ILOG S.A.
at
the U.S. Dollar Equivalent of €10.00 Net Per American Depositary Share
(Each American Depositary Share Representing One Ordinary Share),
€10.00 Net Per Ordinary Share,
€0.50 Net Per 2003 Warrant no 1,
€0.50 Net Per 2003 Warrant no 2,
€0.65 Net Per 2004 Warrant,
€0.50 Net Per 2005 Warrant,
€0.83 Net Per 2006 Warrant, and
€1.93 Net Per 2007 Warrant
by
CITLOI S.A.S.,
an indirect wholly-owned subsidiary of
INTERNATIONAL BUSINESS MACHINES CORPORATION

THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME, ON NOVEMBER 17, 2008, UNLESS THIS OFFER IS EXTENDED.

        CITLOI S.A.S. ("Purchaser"), an indirect wholly-owned subsidiary of International Business Machines Corporation ("Parent"), is seeking to acquire for cash all outstanding ordinary shares of ILOG S.A. ("ILOG"), nominal value €1.00 ("Shares"), including Shares held in treasury by ILOG or its subsidiaries ("Treasury Shares") and Shares represented by American Depositary Shares ("ADSs"), including any dividend payable for the fiscal year ended June 30, 2008, as well as all outstanding warrants issued by ILOG ("Warrants"), through concurrent offers in the United States (the "U.S. Offer" or "this Offer") and in France (the "French Offer" and, together with the U.S. Offer, the "Offers"). For the purposes of this Offer to Purchase, the Shares, ADSs and Warrants are collectively referred to as "Securities."

        Holders of options to acquire Shares of ILOG ("Stock Options") who wish to tender in this Offer must exercise their Stock Options, and Shares must be issued to holders in time to allow for the Shares to be tendered in this Offer. Restricted stock units granted by ILOG free of charge ("Free Shares") are not included in the Offers unless such Free Shares have vested and are transferable prior to the expiration of the Offers or the reopened Offers.

        In this Offer, Purchaser is seeking to acquire all outstanding Shares and Warrants held by U.S. holders (within the meaning of Rule 14d-1(d) under the United States Securities Exchange Act of 1934, as amended (the "Exchange Act")), as well as all outstanding ADSs held by holders wherever located. Non-U.S. holders of Shares and Warrants who are permitted to participate in the French Offer pursuant to the local laws and regulations applicable to those holders may tender their Shares and Warrants only into the French Offer. U.S. holders of Shares and Warrants may tender their Securities only into this Offer. All ADSs, wherever the holder is located, may be tendered only into this Offer. In the event that the price to be paid in the French Offer for any Shares or Warrants is increased, Purchaser will make a corresponding increase to the price paid in this Offer.

        The board of directors (Conseil d'administration) of ILOG (the "ILOG Board") has, by a unanimous vote, issued an opinion in favor of the Offers and determined that the Offers are in the best interests of ILOG and its shareholders, warrantholders and employees. The ILOG Board recommends that holders of Securities accept the Offers, and tender their Securities. The ILOG Board has authorized the Chief Executive Officer of ILOG to tender into the French Offer the Treasury Shares, other than Treasury Shares which are required to satisfy ILOG's legal and contractual obligations.

        The Offers are both conditioned upon there being validly tendered in accordance with the terms of the Offers and not withdrawn prior to the expiration of the Offers that number of Shares (including Shares represented by ADSs and Treasury Shares) and Warrants that represent at least 66.67% of ILOG's share capital and voting rights on a fully-diluted basis taking into account (i) the total number of outstanding Shares on the date of the closing of the French Offer, including Shares represented by ADSs and Treasury Shares, and (ii) the maximum number of Shares to be issued upon the exercise of all Stock Options and Warrants, whether or not exercisable, as of the date of the closing of the French Offer. The Offers are additionally subject to the clearance of the acquisition of ILOG by the European Commission under Article 6(1)(b) of the European Union Council Regulation (EEC) No.139/2004.

        A summary of the principal terms of this Offer appears on pages (i) through (vii). You should read this entire document carefully before deciding whether to tender your Securities.

        This document has not received the visa of the Autorité des Marchés Financiers ("AMF"). Accordingly, this document may not be used to make offers in connection with the French Offer.

        Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of this Offer, passed upon the fairness or merits of this Offer, or passed upon the adequacy or accuracy of the disclosure contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

        Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the ADS letter of transmittal, the forms of acceptance for Shares and Warrants and other related materials may be obtained from the Information Agent or the Dealer Manager.

The Information Agent for the U.S. Offer is:

GEORGESON INC.

The Receiving Agent for the U.S. Offer for ADSs is:

WELLS FARGO BANK, N.A.

The Dealer Manager for the U.S. Offer is:

UBS SECURITIES LLC

October 14, 2008

 TABLE OF CONTENTS

SUMMARY TERM SHEET		i
INTRODUCTION		1
THE TENDER OFFER		5
1.	Terms of this Offer	5
2.	Acceptance for Payment, Return of and Payment for Securities	7
3.	Procedure for Accepting this Offer and Tendering Securities	8
4.	Withdrawal Rights	12
5.	Certain Information Regarding ILOG	12
6.	Certain United States Federal and French Income Tax Considerations	14
7.	Price Range of Shares and ADSs; Dividends	16
8.	Certain Information Regarding Parent and Purchaser	17
9.	Source and Amount of Funds	18
10.	Background of the Offers; Contacts with ILOG	18
11.	Purpose of the Offers and Plans for ILOG	20
12.	Certain Effects of the Offers	21
13.	Certain Agreements	22
14.	Dividends and Distributions	28
15.	Certain Conditions to the Offers; Withdrawal of the Offers	28
16.	Required Regulatory Approvals; Certain Legal Matters	29
17.	Fees and Expenses	30
18.	Miscellaneous	30
SCHEDULE A—INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE EXECUTIVE OFFICERS OF INTERNATIONAL BUSINESS MACHINES CORPORATION AND CITLOI S.A.S.		A-1

 SUMMARY TERM SHEET

        This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase and the related ADS letter of transmittal and the forms of acceptance for Shares and Warrants. The information contained in this summary term sheet is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related ADS letter of transmittal and the forms of acceptance for Shares and Warrants. We urge you to read carefully this entire Offer to Purchase and the related ADS letter of transmittal and the forms of acceptance for Shares and Warrants before making any decision regarding whether to tender your Securities. All capitalized terms not defined in this summary term sheet shall have the meaning given to them in the main body of this Offer to Purchase.

        Purchaser is proposing to acquire for cash all Shares, ADSs and Warrants issued by ILOG in two separate, but concurrent and related, tender offers in the United States and France. In this Offer, Purchaser is seeking to acquire all outstanding Shares and Warrants held by U.S. holders (within the meaning of Rule 14d-1(d) under the Exchange Act), as well as all outstanding ADSs held by holders wherever located. Non-U.S. holders of Shares and Warrants who are permitted to participate in the French Offer pursuant to the local laws and regulations applicable to those holders may tender their Securities only into the French Offer. U.S. holders of Shares and Warrants may tender their Securities only into this Offer. All ADSs, wherever the holder is located, may be tendered only into this Offer.

        ILOG Shares are listed and traded on Eurolist by Euronext™ market ("Euronext") in France, and ADSs are listed on the NASDAQ Global Select Market ("NASDAQ") in the United States and, as a result, ILOG is subject to the securities laws, rules and regulations of France and the United States. Some of the information contained in this Offer to Purchase is included because it is required to be included in the similar document being used for the French Offer and Purchaser wanted to make that information available to you as well. Some of that information has been prepared in accordance with French format and style, which differs from U.S. format and style for documents of this type, and is presented in this Offer to Purchase as a direct translation of the comparable section of the French Offer document.

        The ILOG Board has, by a unanimous vote, issued an opinion in favor of the Offers and determined that the Offers are in the best interests of ILOG and its shareholders, warrantholders and employees. The ILOG Board recommends that holders of Securities accept the Offers, and tender their Securities. The ILOG Board has authorized the Chief Executive Officer of ILOG to tender into the French Offer the Treasury Shares other than Treasury Shares which are required to satisfy ILOG's legal and contractual obligations.

        The Offers are both conditioned upon there being validly tendered in accordance with the terms of the Offers and not withdrawn prior to the expiration of the Offers that number of Shares (including Shares represented by ADSs and Treasury Shares) and Warrants that represent at least 66.67% of ILOG's share capital and voting rights on a fully-diluted basis taking into account (i) the total number of outstanding Shares on the date of the closing of the French Offer, including Shares represented by ADSs and Treasury Shares, and (ii) the maximum number of Shares to be issued upon the exercise of all Stock Options and Warrants, whether or not exercisable, as of the date of the closing of the French Offer. The Offers are additionally subject to the clearance of the acquisition of ILOG by the European Commission under Article 6(1)(b) of the European Union Council Regulation (EEC) No.139/2004.

        The following are some of the questions you, as a holder of Securities, may have and answers to these questions.

i

Who is offering to buy my Securities?

        CITLOI is a société par actions simplifiée organized under the laws of France. It is an indirect wholly-owned subsidiary of Parent, which is a New York corporation. CITLOI was formed by Parent in order to consummate the Offers. See Section 8—"Certain Information Regarding Parent and Purchaser."

What Securities are being sought in this Offer?

        In this Offer, we are offering to purchase all Shares and Warrants of ILOG held by U.S. holders, and all outstanding ADSs of ILOG held by any holder, wherever located. See "INTRODUCTION" and Section 1—"Terms of this Offer." The remainder of ILOG's outstanding Securities are the subject of the French Offer.

Why is there a separate French Offer?

        U.S. and French law and practice relating to tender offers are inconsistent in a number of ways. This Offer complies with U.S. law and practice and will be conducted in accordance with the U.S. Federal securities laws, including Regulation 14D and Regulation 14E promulgated under the Exchange Act, except to the extent of any relief granted by the U.S. Securities and Exchange Commission (the "Commission"). The French Offer complies with French law and practice. The terms and conditions of the two Offers, however, are substantially the same, except that persons tendering Shares and Warrants will receive consideration denominated in euros and persons tendering ADSs will receive consideration denominated in U.S. dollars. See "INTRODUCTION."

Who can participate in this Offer?

        U.S. holders of Shares and Warrants of ILOG and holders of ADSs of ILOG, wherever located, may tender their Securities only in this Offer. Non-U.S. holders of Shares and Warrants may not tender in this Offer. See "INTRODUCTION."

Who can participate in the French Offer?

        Non-U.S. holders of Shares and Warrants of ILOG may tender their Securities only in the French Offer, subject to the local laws and regulations applicable to those holders. Holders of ADSs of ILOG wherever located and U.S. holders of other ILOG Securities may not tender in the French Offer. See "INTRODUCTION."

What are the differences between this Offer and the French Offer?

        The terms and conditions of this Offer and the French Offer are substantially the same. As a result of differences in law and market practice between the United States and France, however, the procedures for accepting the Offer and tendering Securities, and some of the rights of tendering holders of Securities, under this Offer and the French Offer are not identical. The primary difference between the Offers is that this Offer is made to U.S. holders of Shares and Warrants of ILOG and to holders of ILOG ADSs, wherever located, while the French Offer is made to holders of Shares and Warrants of ILOG in France. An additional difference is that holders tendering Shares and Warrants in the Offers will be paid in euros, while holders tendering ADSs in this Offer will be paid in U.S. dollars. See Section 1—"Terms of this Offer."

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

        Purchaser is offering to pay the U.S. dollar equivalent of €10.00 net per ADS. Purchaser is also offering to pay €10.00 net per Share (including any dividend payable for the fiscal year ended June 30, 2008), €0.50 net per 2003 Warrant no 1, €0.50 net per 2003 Warrant no 2, €0.65 net per 2004 Warrant, €0.50 net per 2005 Warrant, €0.83 net per 2006 Warrant, and €1.93 net per 2007 Warrant.

        In each case, the consideration will be paid to you in cash, less any relevant withholding taxes. Amounts in respect of the ADSs will be payable in U.S. dollars calculated by using the open market spot exchange rate for the U.S. dollar against the euro in the North American trading session on the date on which funds are received by the Receiving Agent to pay for the ADSs upon completion of this Offer.

        If you are the record owner of your Securities and you tender your Securities to Purchaser in this Offer, you will not have to pay brokerage fees or similar expenses. If you own your Securities through a broker or other nominee, and your broker tenders your Securities on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "INTRODUCTION" and Section 1—"Terms of this Offer."

Do you have the financial resources to make payment?

        Yes. Parent will provide, or cause to be provided to, Purchaser sufficient funds to purchase all Securities successfully tendered in this Offer. This Offer is not conditioned upon any financing arrangements. Parent intends to provide Purchaser with the necessary funds from its working capital. See Section 9—"Source and Amount of Funds."

How long do I have to decide whether to tender in this Offer?

        You will have until 12:00 noon, New York City time, on November 17, 2008, or until the expiration date of any extension of this Offer, to decide whether to tender your Securities in this Offer. The French Offer is currently scheduled to expire on the same date as this Offer.

Can this Offer be extended and under what circumstances?

        Yes. We may be required to extend this Offer under applicable U.S. securities laws. In addition, the expiration date and any extensions of the French Offer are, under French law, determined by the AMF, a French regulatory body responsible for regulating tender offers. If the AMF extends the French Offer for any reason, we may extend this Offer so that this Offer and the French Offer will expire on the same date. If this Offer is extended, you will have until the expiration of this Offer, as so extended, to decide whether to tender. See Section 1—"Terms of this Offer."

        If, as a result of the Offers, we acquire at least 66.67% of ILOG's total share capital and voting rights on a fully-diluted basis, the AMF will automatically reopen the French Offer for at least ten French Trading Days. A "French Trading Day" is any day on which Euronext is open for trading. If a subsequent offering period is opened for the French Offer, we may elect to provide a subsequent offering period (the "Subsequent Offering Period") for this Offer. In the event of a Subsequent Offering Period, we will offer the same consideration that was offered during this Offer. We will accept any and all Securities validly tendered during the Subsequent Offering Period and not properly withdrawn prior to the expiration of the Subsequent Offering Period. The payment of the consideration to the tendering securityholders for their Securities tendered in the Subsequent Offering Period will occur following the expiration of such period. See Section 1—"Terms of this Offer."

How will I be notified if this Offer is extended?

        If we extend this Offer, we will inform Wells Fargo Bank, N.A., the receiving agent for the ADSs in this Offer (the "Receiving Agent"), of that fact and we will make a public announcement of the extension, by no later than 9:00 a.m., New York City time, on the next business day after this Offer was previously scheduled to expire. See Section 1—"Terms of this Offer."

What are the conditions to this Offer?

        We are not obligated to purchase any tendered Securities if:

  •
  Shares (including Shares represented by ADSs and Treasury Shares) and Warrants validly tendered and not withdrawn prior to the expiration of the Offers do not represent at least 66.67% of ILOG's share capital and voting rights on a fully-diluted basis, taking into account (i) the total number of outstanding Shares on the date of the closing of the French Offer, including Shares represented by ADSs and Treasury Shares, and (ii) the maximum number of Shares to be issued upon the exercise of all Stock Options and Warrants, whether or not exercisable, as of the date of the closing of the French Offer; or

  •
  the acquisition of ILOG is not cleared by the European Commission under Article 6(1)(b) of the European Union Council Regulation (EEC) No. 139/2004.

        A more detailed discussion of the conditions to consummation of this Offer may be found in Section 15—"Certain Conditions to the Offers; Withdrawal of the Offers."

When will I know the outcome of this Offer?

        The AMF will publicly announce the final results of the Offers by publishing a closing notice (avis de résultat définitif), no later than nine French Trading Days after the expiration of the Offers. However, if before that, it is determined that the Minimum Tender Condition has been met, the AMF will publish provisional results (avis de résultat provisoire). We will issue a press release announcing the results of both this Offer and the French Offer at the latest by 9:00 a.m., New York City time, on the next business day after the publication by the AMF of the closing notice. See Section 1—"Terms of this Offer."

I hold American depositary receipts for ADSs. How do I accept this Offer?

        If you hold American depositary receipts ("ADRs") evidencing ADSs, complete and sign the ADS letter of transmittal provided along with this Offer to Purchase and send it, together with your ADRs and any other required documents, to the Receiving Agent before the expiration of this Offer. Do not send your certificates to Purchaser, the Information Agent or the Dealer Manager. See Section 3—"Procedure for Accepting this Offer and Tendering Securities."

I hold ADSs in book-entry form. How do I accept this Offer?

        If you hold ADSs in book-entry form, complete the confirmation of a book-entry transfer of your ADSs into the account of the Receiving Agent at The Depository Trust Company, commonly known as DTC, and send either an Agent's Message (as defined in Section 3) or an ADS letter of transmittal and any other required documents to the Receiving Agent before the expiration of this Offer. See Section 3—"Procedure for Accepting this Offer and Tendering Securities."

I hold Shares through a U.S. custodian, such as a broker, bank or trust company. How do I accept this Offer?

        If you hold Shares through a U.S. custodian, you should not complete the ADS letter of transmittal. Instead, your U.S. custodian should either forward to you the form of acceptance for Shares and instructions sent by the French financial intermediary that holds the Shares on behalf of such U.S. custodian as record owner or arrange for the French financial intermediary to send you the form of acceptance for Shares and instructions directly. If you have not yet received the form of acceptance and instructions from your U.S. custodian, please contact your U.S. custodian directly. Questions and requests for assistance may also be directed to the Information Agent. If your Shares are held in pure registered form (nominatif pur), you must first request that your Shares be converted to administered registered form (nominatif administré) or to bearer form (au porteur). The conversion takes approximately one to five French Trading Days. See Section 3—"Procedure for Accepting this Offer and Tendering Securities."

I hold Shares through a French financial intermediary. How do I accept this Offer?

        If you hold Shares through a French financial intermediary, you should not complete the ADS letter of transmittal. Instead, your French financial intermediary should send you the form of acceptance for Shares and instructions for accepting this Offer. If you have not yet received the form of acceptance and instructions from your French financial intermediary, please contact your French financial intermediary directly. Questions and requests for assistance may also be directed to the Information Agent. If your Shares are held in pure registered form (nominatif pur), you must first request that your Shares be converted to administered registered form (nominatif administré) or to bearer form (au porteur). The conversion takes approximately one to five French Trading Days. See Section 3—"Procedure for Accepting this Offer and Tendering Securities."

I hold Warrants. How do I accept this Offer?

        If you hold Warrants, you should not complete the ADS letter of transmittal. Instead, BNP Paribas Securities Services, the shareholder services provider that ILOG has appointed, should send you the form of acceptance for Warrants and instructions for accepting this Offer. If you have not yet received the form of acceptance and instructions from BNP Paribas Securities Services, please contact them directly. BNP Paribas Securities Services can be contacted as described on the back cover of this Offer to Purchase. Questions and requests for assistance may also be directed to the Information Agent. See Section 3—"Procedure for Accepting this Offer and Tendering Securities".

Can I withdraw previously tendered Securities? Until what time?

        Yes. You can withdraw Securities that you previously tendered at any time until this Offer has expired. Shares, ADSs and Warrants tendered in this Offer may not be withdrawn during the period from the expiration of this Offer until the AMF announces the final results of the Offers and we have made arrangements for payment.

        In the event we provide a Subsequent Offering Period following this Offer, Securities tendered in the Subsequent Offering Period may be withdrawn at any time prior to the expiration of such period. No withdrawal rights will apply during the Subsequent Offering Period to Securities previously tendered in this Offer and accepted for payment. We will accept any and all Securities validly tendered during such Subsequent Offering Period and not properly withdrawn prior to its expiration. See "INTRODUCTION," Section 1—"Terms of this Offer" and Section 4—"Withdrawal Rights."

v

How do I withdraw previously tendered Securities?

        To withdraw Securities that you previously tendered, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Receiving Agent (in the case of ADSs), your U.S. custodian or French financial intermediary (in the case of Shares) or BNP Paribas Securities Services (in the case of Warrants), while you still have the right to withdraw the Securities. See Section 1—"Terms of this Offer" and Section 4—"Withdrawal Rights."

What does the ILOG Board of Directors think for the Offers?

        We are making the Offers pursuant to an agreement between Parent and ILOG (the "Memorandum of Understanding"). The ILOG Board has, by a unanimous vote, issued an opinion in favor of the Offers and determined that the Offers are in the best interests of ILOG and its shareholders, warrantholders and employees. The ILOG Board recommends that holders of Securities accept the Offers, and tender their Securities. The ILOG Board has authorized the Chief Executive Officer of ILOG to tender into the French Offer the Treasury Shares other than Treasury Shares which are required to satisfy ILOG's legal and contractual obligations.

        A description of the reasons for the ILOG Board's approval of the Offers is set forth in ILOG's Solicitation/Recommendation Statement on Schedule 14D-9 that is being provided to holders of Shares and ADSs (the "Schedule 14D-9"). See "INTRODUCTION."

Will the Offers be followed by a squeeze-out if all the Securities are not tendered in the Offers?

        The purpose of the Offers is to acquire control of, and the entire equity interest in, ILOG.

        Pursuant to Articles 237-14 et seq. of the AMF General Regulations, we intend, within a period of three months after the closing of the Offers, to request the AMF to implement a squeeze-out of Shares and Warrants that have not been tendered in the Offers if such Shares and Warrants represent no more than 5% of the share capital or voting rights of ILOG, either outstanding or issuable upon exercise of such Warrants, subject to compensation being paid to such holders of Shares and Warrants.

        In addition, we reserve the right, if at any time we hold, directly or indirectly, at least 95% of the voting rights of ILOG, and a squeeze-out has not been implemented as described above, to file with the AMF a draft minority buy-out offer followed by, assuming we hold at least 95% of Shares, a squeeze-out of Shares and Warrants that are not held directly or indirectly by us. In such case, the squeeze-out will be subject to the control of the AMF. The AMF will determine whether the financial terms of the squeeze-out satisfy the valuation of the Shares and Warrants that we furnish and the report provided by the independent expert appointed in accordance with the provisions of Article 261-1 II of the AMF General Regulations.

        In the event that we are not able to implement a squeeze-out after the completion of the Offers, we reserve the right to request Euronext to delist the Shares from Euronext. Euronext will only approve such request if the liquidity of Shares is significantly reduced following the closing of the Offers, so that delisting would be in the interest of the market. We also reserve the right to request to delist the ADSs from NASDAQ, whether or not the Shares have been delisted from Euronext.

        See Section 11—"Purpose of the Offers and Plans for ILOG" and Section 12—"Certain Effects of the Offers."

What is the market value of my Securities as of a recent date?

        On July 25, 2008, the last trading day before the Shares were suspended from trading on Euronext as a result of the announcement of the possible Offers, the closing price of the Shares was €7.30 per Share. On July 25, 2008, the last full trading day prior to the announcement of the possible Offers, the closing price of the ADSs reported on the NASDAQ was U.S.$11.52 per ADS. The Warrants are not listed on any stock exchange or publicly-traded.

        The price that Purchaser is offering represents a premium of approximately 56% compared to ILOG's one month average of closing prices for the Shares prior to July 28, 2008, and a 37% premium to the closing price of the Shares on Friday, July 25, 2008.

        We advise you to obtain a recent quotation for the Shares and ADSs before deciding whether to tender your Securities. See Section 7—"Price Range of Shares and ADSs; Dividends."

Will I be taxed on the cash that I receive?

        If you hold Shares and ADSs as capital assets for U.S. tax purposes and are a U.S. person, you will generally recognize a capital gain or loss on a sale of the Securities for cash pursuant to this Offer, in an amount equal to the difference between the U.S. dollar amount received and your tax basis in the Securities. If you are not resident in France for French tax purposes, you will generally not be subject to French tax in respect of such a sale. See Section 6—"Certain United States Federal and French Income Tax Considerations."

Who can I talk to if I have questions about this Offer?

        Georgeson Inc. is acting as the information agent for this Offer and UBS Securities LLC is acting as the dealer manager for this Offer. They can be contacted as described on the back cover of this Offer to Purchase.

 To All Holders of American Depositary Shares
and
All U.S. Holders of Ordinary Shares and Warrants of ILOG:

INTRODUCTION

        CITLOI S.A.S. ("Purchaser", "we" or "us"), a société par actions simplifiée organized under the laws of France, an indirect, wholly-owned subsidiary of International Business Machines Corporation, a New York corporation ("Parent"), is seeking to acquire the following classes of securities of ILOG, a société anonyme organized under the laws of France ("ILOG"):

  •
  any and all outstanding ordinary shares, nominal value €1 per share ("Shares");

  •
  any and all American Depositary Shares, each representing one Share ("ADSs");

  •
  any and all of the outstanding warrants to acquire Shares issued by ILOG on December 16, 2003 with an exercise price of 10.45 euros (the "2003 Warrants no 1"), on December 16, 2003 with an exercise price of 10.99 euros (the "2003 Warrants no 2"), on November 30, 2004 ("2004 Warrants"), on November 29, 2005 ("2005 Warrants"), on November 30, 2006 ("2006 Warrants") and on November 29, 2007 ("2007 Warrants") (collectively, the "Warrants").

        For the purposes of this Offer to Purchase, Shares, ADSs and Warrants are collectively referred to as "Securities."

        ILOG is a French company with securities traded in France and securities held by residents of, and traded in, the United States and, as a result, we are offering to purchase all Shares, ADSs and Warrants in two separate, but concurrent and related, offers in France (the "French Offer") and in the United States (the "U.S. Offer" or "this Offer"). Each offer provides equivalent consideration for Securities tendered, and each offer is on substantially the same terms. The U.S. Offer and the French Offer are referred to collectively as the "Offers."

        Holders of options to acquire Shares of ILOG ("Stock Options") who wish to tender in this Offer must exercise their Stock Options, and Shares must be issued to holders in time to allow for the Shares to be tendered in this Offer. Restricted stock units granted by ILOG free of charge ("Free Shares") are not included in the Offers unless such Free Shares have vested and are transferable prior to the expiration of the Offers or the reopened Offers.

        In this Offer, Purchaser is seeking to acquire all outstanding Shares and Warrants held by U.S. holders (within the meaning of Rule 14d-1(d) under the United States Securities Exchange Act of 1934, as amended (the "Exchange Act")), as well as all outstanding ADSs held by holders wherever located. Non-U.S. holders of Shares and Warrants who are permitted to participate in the French Offer pursuant to the local laws and regulations applicable to those holders may tender their Securities only into the French Offer. U.S. holders of Shares and Warrants may tender their Securities only into this Offer. All ADSs, wherever the holder is located, may be tendered only into this Offer. In the event that the price to be paid in the French Offer for any Shares or Warrants is increased, Purchaser will make a corresponding increase to the price paid in this Offer.

        On August 26, 2008, UBS Securities France S.A. and NATIXIS, acting on our behalf, filed with the Autorité des marches financiers (the "AMF") a letter containing the terms of the French Offer and a draft of the offer document (Note d'information) with respect to the French Offer. Following the filing with the AMF, the AMF published on the same day the material terms of the French Offer in an official notice (avis de dépôt). On September 12, 2008, the AMF declared the French Offer compliant and, on September 12, 2008, the AMF published a declaration to that effect (avis de conformité) granting its visa with respect to the French Offer document. The French Offer opened for acceptances of tenders on the date of this Offer to Purchase.

        We hereby offer to purchase all outstanding ADSs for cash in the U.S. dollar equivalent of €10.00 net per ADS. We also offer to purchase all outstanding Shares and Warrants held by U.S. holders for cash in an amount of €10.00 net per Share (including any dividend payable for the fiscal year ended June 30, 2008), €0.50 net per 2003 Warrant no 1, €0.50 net per 2003 Warrant no 2, €0.65 net per 2004 Warrant, €0.50 net per 2005 Warrant, €0.83 net per 2006 Warrant, and €1.93 net per 2007 Warrant, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related ADS letter of transmittal and the forms of acceptance for Shares and Warrants.

        The consideration will be paid to you in cash, less any relevant withholding taxes. Amounts for the ADSs will be payable in U.S. dollars calculated in the manner described in Section 1—"Terms of this Offer". Amounts for the Shares and Warrants will be payable in euros.

        Tendering holders of ADSs whose American depositary receipts ("ADRs") are registered in their own names and who tender directly to the Receiving Agent (as defined below) will not be obligated to pay brokerage fees or commissions or, subject to the terms of the ADS letter of transmittal, transfer taxes on the purchase of ADSs by Purchaser. Holders of ADSs who hold their interests in ADSs through brokers or banks should check with these institutions as to whether they charge any service fees. However, if you do not complete and sign the Substitute Form W-9 that is included in the ADS letter of transmittal, you may be subject to a required U.S. federal backup withholding tax of 28% of the gross proceeds payable to you. See Section 6—"Certain United States Federal and French Income Tax Considerations."

        Purchaser will pay or reimburse certain of the charges and expenses incurred by UBS Securities LLC (together with its affiliates, "UBS"), which is acting as the dealer manager (the "Dealer Manager"), Wells Fargo Bank, N.A., which is acting as the receiving agent for the ADSs (the "Receiving Agent") and Georgeson Inc., which is acting as the information agent (the "Information Agent").

        The U.S. Offer will expire at 12:00 noon, New York City time, on November 17, 2008, unless extended. See Section 1—"Terms of this Offer."

        Parent and ILOG entered into an agreement dated July 28, 2008, which provided for the Offers to be made subject to certain conditions (the "Memorandum of Understanding"). See Section 13—"Certain Agreements."

        The ILOG Board has, by a unanimous vote, issued an opinion in favor of the Offers and determined that the Offers are in the best interests of ILOG and its shareholders, warrantholders and employees. The ILOG Board recommends that holders of Securities accept the Offers, and tender their Securities. The ILOG Board has authorized the Chief Executive Officer of ILOG to tender into the French Offer the Shares held in treasury by ILOG or its subsidiaries (the "Treasury Shares") other than Treasury Shares which are required to satisfy ILOG's legal and contractual obligations.

        A description of the reasons for the ILOG Board's approval of the Offers is set forth in ILOG's Solicitation/Recommendation Statement on Schedule 14D-9 that is being provided to holders of Shares and ADSs.

        ILOG appointed Ricol, Lasteyrie & Associés to act as ILOG's independent expert (the "Independent Expert"). The Independent Expert set forth in its independent valuation report dated August 25, 2008, in connection with the Offers and, if applicable, the squeeze-out that may be initiated pursuant to Article 237-14 et seq. of the General Regulations of the AMF (the "AMF General Regulations") its opinion that, based upon and subject to the factors and assumptions set forth therein, (i) the consideration to be received by the holders of Shares is fair to such holders, and (ii) the consideration to be received by the holders of Warrants is fair to such holders, in each case, from a financial point of view. The Independent Expert's opinion is set forth in full in the Schedule 14D-9 of ILOG.

        The Offers are conditioned upon there being validly tendered in accordance with the terms of the Offers and not withdrawn prior to the expiration of the Offers that number of Shares (including Shares represented by ADSs and Treasury Shares) and Warrants that represent at least 66.67% of ILOG's share capital and voting rights on a fully-diluted basis (the "Minimum Tender Condition").

        For the purposes of determining whether the Minimum Tender Condition has been satisfied, the following will be taken into consideration:

  •
  for the numerator, the sum of (i) Treasury Shares not required to satisfy, prior to the closing of the French Offer, rights under Stock Option plans and the allotment in respect of Free Shares and (ii) the total number of Shares validly tendered to the French Offer and this Offer (including Shares represented by ADSs) and the total number of Shares to be issued upon exercise of Warrants validly tendered in the Offers, as of the date of the closing of the French Offer; and

  •
  for the denominator, the sum of (i) the total number of outstanding Shares on the date of the closing of the French Offer, including Shares represented by ADSs and Treasury Shares, and (ii) the maximum number of Shares to be issued upon the exercise of all Stock Options and Warrants, whether or not exercisable, as of the date of the closing of the French Offer.

        We reserve the right to waive or reduce the Minimum Tender Condition by filing an improved offer at least five French Trading Days before the close of the French Offer, in accordance with the provisions of Article 232-7 of the AMF General Regulations. A "French Trading Day" is any day on which Euronext is open for trading.

        The Offers are additionally subject to the clearance of the acquisition of ILOG by the European Commission under Article 6(1)(b) of the European Union Council Regulation (EEC) No.139/2004.

        The Offers are not subject to a financing condition.

        ILOG has informed us that, as of September 30, 2008, there were 20,303,047 Shares outstanding (including Shares represented by ADSs and Treasury Shares). As of the same date, there were 1,955,638 ADSs outstanding, as well as 254,000 Warrants outstanding that are exercisable for 254,000 Shares.

        We are seeking to acquire all outstanding Securities and intend to request authorization from the AMF to implement a squeeze-out of the remaining Shares, including Shares represented by ADSs, and Warrants in the event the outstanding Shares and Warrants then held by persons other than us and our affiliates do not represent more than 5% of the share capital or voting rights of ILOG in accordance with Articles 237-14 et seq. of the AMF General Regulations.

        In the event that we are not able to implement a squeeze-out after the completion of the Offers, we reserve the right to request Euronext to delist the Shares from Euronext. Euronext will only approve such request if the liquidity of Shares is significantly reduced following the closing of the Offers, so that delisting would be in the interest of the market. We also reserve the right to request to delist the ADSs from NASDAQ, whether or not the Shares have been delisted from Euronext.

        Neither we nor Parent currently own any Securities. For this purpose, Parent disclaims any interest in Securities held by any of its affiliated employee benefit plans, including pension funds and medical and dental funds, as well as certain affiliated entities that may hold Securities for charitable purposes.

        This Offer, with the exception of the offers to purchase Warrants, qualifies as a "Tier II" offer in accordance with the rules of the Securities and Exchange Commission (the "Commission") under the Exchange Act and is, as a result, exempt from certain provisions of otherwise applicable statutes and rules. In addition, we have been granted no action and/or exemptive relief by the Commission from certain of its otherwise applicable rules to allow the U.S. Offer to proceed in the manner described in this Offer to Purchase. In particular, the Commission has granted the following:

  •
  exemptive relief from the provisions of Rule 14d-10(a)(1) under the Exchange Act to permit this Offer for Shares and ADSs to be conducted concurrently with the French Offer;

  •
  exemptive relief from the provisions of Rule 14d-11 under the Exchange Act to permit a Subsequent Offering Period for Shares and ADSs in excess of twenty U.S. business days;

  •
  exemptive relief from the provisions of Rules 14d-11(c), 14d-11(d) and 14d-11(e) under the Exchange Act, collectively, to permit a Subsequent Offering Period for Shares and ADSs to be announced, commenced and conducted in accordance with French law and practice;

  •
  no action relief from the provisions of Rule 14e-1(c) under the Exchange Act to permit the payment for, or return of, Warrants tendered in this Offer in accordance with French law and practice;

  •
  no action relief from the provisions of Rule 14e-1(d) under the Exchange Act to permit any announcement of the extension of this Offer for Warrants in accordance with French law and practice;

  •
  exemptive relief from the provisions of Rule 14e-5 under the Exchange Act to permit the purchase of Securities in the French Offer while this Offer is pending.

        We may need to request additional relief. If we are unable to obtain such additional relief, we may have to amend this Offer to the extent we are permitted to do so as a matter of French law and regulations. While we do not anticipate that any amendment will be required that would be prohibited by French law, if such a conflict arises we may be unable to complete the Offers.

        Certain U.S. Federal and French income tax consequences of the sale of Shares, ADSs or Warrants are described in Section 6 of this Offer to Purchase.

        This Offer to Purchase and the related ADS letter of transmittal and forms of acceptance for Shares and Warrants contain important information that should be read carefully and in their entirety before any decision is made with respect to the U.S. Offer.

        This Offer to Purchase may contain forward-looking statements. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future development or performance of Parent and ILOG and the estimates given here. These factors include the inability to obtain necessary regulatory approvals or to obtain them on acceptable terms; the inability to successfully integrate ILOG within the Parent's businesses; costs related to the acquisition of ILOG; the economic environment of the industries in which Parent and ILOG operate; and other risks. Except to the extent required by law, Purchaser and Parent assume no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.

        THIS OFFER IS BEING MADE ONLY TO HOLDERS OF ADSs, WHEREVER LOCATED, AND TO U.S. HOLDERS (WITHIN THE MEANING OF RULE 14D-1(D) UNDER THE UNITED STATES SECURITIES ACT OF 1934, AS AMENDED) OF SHARES AND WARRANTS.

        THE FRENCH OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, AND IT MAY NOT BE ACCEPTED IN OR FROM, THE UNITED STATES. COPIES OF THE OFFER DOCUMENTATION BEING USED IN THE FRENCH OFFER AND ANY RELATED MATERIALS ARE NOT BEING AND SHOULD NOT BE MAILED OR OTHERWISE DISTRIBUTED OR SENT IN OR INTO THE UNITED STATES.

        THE CIRCULATION, PUBLICATION, DISSEMINATION, DISPATCH, OR DISTRIBUTION OF THIS OFFER TO PURCHASE AND ANY OTHER MATERIALS RELATING TO THIS OFFER AND THE MAKING OF THIS OFFER MAY, IN SOME JURISDICTIONS, BE RESTRICTED BY LAW. THIS OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN, AND MAY NOT BE ACCEPTED FROM WITHIN, ANY JURISDICTION IN WHICH THE MAKING OF THIS OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS OFFER TO PURCHASE SHOULD INFORM THEMSELVES OF AND COMPLY WITH ANY APPLICABLE LEGAL RESTRICTIONS. ANY FAILURE TO COMPLY WITH SUCH RESTRICTIONS MAY CONSTITUTE A VIOLATION OF THE SECURITIES LAWS OF THAT JURISDICTION. NEITHER WE NOR PARENT ASSUME ANY RESPONSIBILITY FOR ANY VIOLATION BY ANY PERSON OF ANY APPLICABLE LEGAL RESTRICTIONS.

 THE TENDER OFFER

1.     Terms of this Offer

        We hereby offer to purchase all outstanding ADSs for cash in the U.S. dollar equivalent of €10.00 net per ADS. We also offer to purchase all outstanding Shares (including any dividend payable for the fiscal year ended June 30, 2008) and Warrants held by U.S. holders (within the meaning of Rule 14d-1(d) under the Exchange Act) in an amount of €10.00 net per Share, €0.50 net per 2003 Warrant no 1, €0.50 net per 2003 Warrant no 2, €0.65 net per 2004 Warrant, €0.50 net per 2005 Warrant, €0.83 net per 2006 Warrant, and €1.93 net per 2007 Warrant.

        Amounts in respect of the ADSs will be payable in U.S. dollars calculated by using the open market spot exchange rate for the U.S. dollar against the euro in the North American trading session on the date on which funds are received by the Receiving Agent to pay for the ADSs upon completion of this Offer. See Section 2—"Acceptance for Payment for, Return of and Payment for Securities."

        Upon the terms and subject to the conditions of this Offer (including, if this Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Securities validly tendered and not properly withdrawn prior to the Expiration Date in accordance with the procedures set forth in Section 4—"Withdrawal Rights." The term "Expiration Date" means 12:00 noon, New York City time, on November 17, 2008, unless we, in our sole discretion, have extended the initial period of time during which this Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which this Offer, as so extended, shall expire.

        This Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions described in Section 15—"Certain Conditions to the Offers; Withdrawal of the Offers."

        We reserve the right (but are not obligated), in accordance with applicable rules and regulations of the Commission and French law and regulations, in our sole discretion, to waive the Minimum Tender Condition. We will not waive the Minimum Tender Condition unless, at the same time, we also waive the Minimum Tender Condition to the French Offer. Under French law and regulations, we may only waive the Minimum Tender Condition to the French Offer no later than five French Trading Days prior to the expiration of the French Offer. Under French law and regulations, if the Minimum Tender Condition to the French Offer is not satisfied and has not previously been waived, the French Offer would not be successful and all tenders of Securities would be declared void. In that case, we would return all tendered Securities to tendering holders.

        In light of complexities of the coordination of the French Offer and this Offer, and of the process by which the results of the Offers will be determined by the AMF in France, we may not know the definitive results until up to nine French Trading Days after the Expiration Date, although it is anticipated that provisional results will be announced by the AMF prior to the publication of the definitive results, upon determination that the Minimum Tender Condition has been satisfied. At the time the AMF publishes the definitive results of the Offers by issuing an avis de résultat définitif, we will be in a position to announce the results of this Offer.

        Subject to applicable rules and regulations of the Commission and to French law and regulations, we expressly reserve the right (but are not obligated), at any time and from time to time in our sole discretion, to extend the period during which this Offer is open and thereby delay acceptance for payment of, and payment for, any Securities, by giving oral or written notice of such extension to the Receiving Agent and by making a public announcement of such extension. There can be no assurance that we will exercise our right to extend this Offer. During any extension of this Offer, all Securities tendered and not withdrawn will remain subject to this Offer and subject to withdrawal rights. We currently intend that the Offers will expire on the same day.

        The French Offer is currently scheduled to expire on the Expiration Date. If the French Offer is extended in accordance with French law, we currently intend to extend this Offer so that it will expire on the same day as the French Offer.

        If we decide, in our sole discretion, to increase the consideration offered in this Offer to holders of Securities and if, at the time that notice of such change is first published, sent or given to holders in the manner specified below, this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then this Offer will be extended until the expiration of such period of 10 business days. For purposes of this Offer, a "business day" means any day other than a Saturday, Sunday or a Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        We expressly reserve the right (but are not obligated), at any time or from time to time in our sole discretion, to modify or amend the terms and conditions of this Offer in any respect and, subject to the applicable rules and regulations of the Commission and to French law and regulations, to terminate this Offer and not accept for payment any Securities if any of the conditions to this Offer set forth in Section 15 have not been satisfied or upon the occurrence of any of the events set forth in Section 15, by giving oral or written notice of such termination to the Receiving Agent and by making a public announcement of such termination. Notwithstanding the preceding sentence, we will not decrease the price per Security payable in this Offer, reduce the number of Securities sought to be purchased in this Offer or impose any condition or termination rights other than those set out in Section 15.

        If we make a material change in the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will disseminate additional tender offer materials and extend this Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act or otherwise. The minimum period during which this Offer must remain open following material changes in the terms of this Offer or the information concerning this Offer, other than a change in the consideration offered, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes.

        We reserve the right, subject to applicable rules and regulations of the Commission, to delay acceptance for payment of, or payment for, Securities in order to comply, in whole or in part, with any applicable law. This reservation of rights is subject to the provisions of Rule 14e-1(c) (and the no action or exemptive relief therefrom available under Rule 14d-1(d) under the Exchange Act or otherwise granted by the Commission) under the Exchange Act which requires us to pay the consideration offered or to return Securities deposited by or on behalf of tendering securityholders promptly after the termination of this Offer.

        Any waiver of the Minimum Tender Condition or extension or amendment of this Offer, or any delay in acceptance for payment or payment or termination of this Offer will be followed, as promptly as practicable, by public announcement thereof in accordance with the public announcement requirements of Rules 14d-4(d)(1), 14d-6(c) and 14e-1(d) (subject to any exemptive relief therefrom available under Rule 14d-1(d) under the Exchange Act or otherwise granted by the Commission) under the Exchange Act. Any announcement of an extension will be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date and will, in accordance with the regulations of the Commission, include the approximate number of ADSs tendered to that date in this Offer but will not, due to complexities arising out of the coordination of the French Offer and this Offer and the fact that the AMF is responsible for publishing the number of Securities tendered in the Offers after their closing, include the approximate number of Securities tendered to that date. Without limiting our obligation under such rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release through Marketwire and making any appropriate filing with the Commission.

        In the event of an extension of this Offer, we intend to seek to extend the French Offer. Any extension of the French Offer is subject to the prior approval of the AMF. It is possible, therefore, that the French Offer may terminate before this Offer and that Securities tendered under the French Offer may be purchased by us prior to the purchase of Securities under this Offer, if required under French law or regulations. We currently intend that the Offers will expire on the same date.

        If, as a result of the Offers, we acquire at least 66.67% of ILOG's total share capital and voting rights on a fully-diluted basis, in accordance with the AMF General Regulations, the AMF will automatically reopen the French Offer for at least ten French Trading Days. If the French Offer is so reopened, we may elect to provide a subsequent offering period (the "Subsequent Offering Period") for this Offer. In the event of a Subsequent Offering Period, we will offer the same consideration that was offered during this Offer. Purchaser will accept any and all Securities validly tendered during the Subsequent Offering Period and not properly withdrawn prior to the expiration of the Subsequent Offering Period. The payment of the consideration to the tendering holders for their Securities tendered in the Subsequent Offering Period will occur following the expiration of such period.

        This Offer to Purchase, the related ADS letter of transmittal, the related forms of acceptance for Shares and Warrants and other related materials will be mailed to registered holders of ADSs and to those registered holders of Shares and Warrants identified by ILOG as being in the United States and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on a securityholder list for the ADSs or are otherwise identified by ILOG as being in the United States or, if applicable, who are listed as participants in a clearing agency's security position listing for the ADSs for subsequent transmittal to beneficial owners.

2.     Acceptance for Payment, Return of and Payment for Securities

        Subject to the terms and conditions of this Offer (including, if this Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment any and all Securities validly tendered and not properly withdrawn or, in the event that the Offers are not successful (or are terminated), return such Securities as promptly as practicable after the Expiration Date in accordance with applicable French law and practice.

         Acceptance of tendered Securities.    If the Offers are successful, we will be deemed to have accepted for payment all Securities validly tendered and not properly withdrawn on the Expiration Date, as set forth in the final results of the Offers (avis de résultat définitive) published in France by the AMF. Under no circumstances will interest be paid on the purchase price of Securities, regardless of any delay in payment for such Securities.

         Return of tendered Securities.    In case any Securities validly tendered are not accepted for payment pursuant to the terms and conditions of this Offer, we will cause these Securities to be returned as soon as practicable following the announcement of the termination of the Offers, or the publication by the AMF of the results of the Offers, as the case may be.

         Payment for tendered Securities.    In the event that the Offers are successful, the cash consideration will be delivered to the tendering holders of Securities following the publication by the AMF of the final results of the Offers. If the Offers are consummated, the final settlement date for the Offers is expected to be up to approximately twelve to fifteen French Trading Days following the Expiration Date. Similarly, in the event of a Subsequent Offering Period, settlement is expected to occur within approximately twelve to fifteen French Trading Days following the expiration of the Subsequent Offering Period. With respect to tendered ADSs only, the cash consideration will be payable in U.S. dollars calculated by using the open market spot exchange rate for the U.S. dollar against the euro in the North American trading session on the date on which funds are received by the Receiving Agent to pay for the ADSs which is anticipated to be up to approximately twelve to fifteen French Trading Days following the Expiration Date. Allowing two days for the conversion of funds from euros to U.S. dollars, the Receiving Agent is expected to pay for ADSs accepted in this Offer approximately fourteen to seventeen French Trading Days after the expiration of this Offer.

        If, prior to the Expiration Date, we increase the consideration offered to any holder of Securities pursuant to this Offer, such increased consideration will be paid to all holders of Securities that are purchased pursuant to this Offer, whether or not such Securities were tendered prior to the announcement of such increase.

        We reserve the right to transfer or assign in whole or in part, from time to time, to one or more of our affiliates the right to purchase all or any portion of the Securities tendered pursuant to this Offer, but any such transfer or assignment will not relieve us of our obligations under this Offer and will in no way prejudice the rights of tendering holders to receive payment for Securities validly tendered and accepted for payment pursuant to this Offer.

3.     Procedure for Accepting this Offer and Tendering Securities

  (a)
  ADSs

         American depositary receipts.    If you hold ADRs evidencing your ADSs, you may tender your ADSs by delivering the following materials to the Receiving Agent prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase:

  •
  your ADRs;

  •
  a properly completed and duly executed ADS letter of transmittal, or a facsimile copy with an original manual signature, with any required signature guarantees; and

  •
  any other documents required by the ADS letter of transmittal.

        If an ADR is registered in the name of a person other than the signatory of the ADS letter of transmittal, the ADR must be endorsed or accompanied by the appropriate stock powers. The stock powers must be signed exactly as the name or names of the registered owner or owners appear on the ADR, with the signature(s) on the certificates or stock powers guaranteed as described below. See "—Signature Guarantees".

         ADSs held in book-entry form.    If you hold your ADSs in book-entry form, you may tender you ADSs by taking, or causing to be taken, the following actions prior to the Expiration Date:

  •
  a book-entry transfer of your ADSs into the account of the Receiving Agent at DTC, pursuant to the procedures described below;

  •
  the delivery to the Receiving Agent at one of its addresses set forth on the back cover of this Offer to Purchase of either:
  •
  a properly completed and duly executed ADS letter of transmittal, or a facsimile copy with an original manual signature, with any required signature guarantees, or

  •
  an Agent's Message (as defined below); and

  •
  delivery to the Receiving Agent at one of its addresses set forth on the back cover of this Offer to Purchase of any other documents required by the ADS letter of transmittal.

        Within two business days after the date of this Offer to Purchase, the Receiving Agent will establish and maintain an account at DTC with respect to ADSs for purposes of this Offer. Any financial institution that is a participant in DTC's systems may make book-entry delivery of ADSs by causing DTC to transfer such ADSs into the account of the Receiving Agent in accordance with DTC's procedure for the transfer. An "Agent's Message" delivered in lieu of the ADS letter of transmittal is a message transmitted by DTC to, and received by, the Receiving Agent as part of a confirmation of a book-entry transfer. The message states that DTC has received an express acknowledgment from the DTC participant tendering ADSs that such participant has received and agrees to be bound by the terms of the ADS letter of transmittal and that we may enforce such agreement against such participant.

         ADSs held in "street name".    If you are not the registered holder of your ADSs but hold your ADSs in "street name" through a broker, bank or custodian, you should contact your broker, bank or custodian to discuss the appropriate procedures for tendering.

         Signature Guarantees.    In general, signatures on ADS letters of transmittal must be guaranteed by a firm that is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution", as such term is defined in Rule 17Ad-15 under the Exchange Act , each of which we refer to as an "Eligible Institution". However, signature guarantees are not required in cases where ADSs are tendered:

  •
  by a registered holder of ADSs who has not completed the box entitled "Special Issuance Instructions" on the ADS letter of transmittal; or

  •
  for the account of an Eligible Institution.

         Partial Tenders.    If you wish to tender fewer than all ADSs evidenced by any ADRs delivered to the Receiving Agent, you must indicate this in the ADS letter of transmittal by completing the box entitled "Number of ADS(s) Tendered".

         Treatment of Tendered ADSs.    The ADS letter of transmittal authorizes the Receiving Agent as agent and attorney-in-fact for tendering holders of ADSs, among other things, to surrender tendered ADSs to JPMorgan Chase Bank, as the ADS depositary under the ADS program, and instruct JPMorgan Chase Bank to deliver the underlying Shares even before Purchaser accepts the tendered ADSs. Purchaser intends to instruct the Receiving Agent to take these actions promptly after the Expiration Date so that Shares underlying ADSs will be tendered as part of the French centralizing procedures within three French Trading Days after the Expiration Date. Purchaser will agree under the ADS letter of transmittal that if it does not accept the tendered ADSs for payment, it will cause Shares underlying those ADSs to be re-deposited in the ADS program and ADSs representing those Shares to be delivered to the Receiving Agent. The Receiving Agent will then in turn deliver those ADSs to you. You will retain beneficial ownership of tendered ADSs unless and until Purchaser accepts the tendered ADSs for payment. After acceptance of the tendered ADSs, you will have only a right to receive the consideration offered by Purchaser in accordance with this Offer.

        The method of delivery of ADSs, the ADS letter of transmittal and all other required documents is at the election and risk of the tendering holder. Delivery of all such documents will be deemed made only when actually received by the Receiving Agent (including, in the case of a book-entry transfer, by confirmation of such transfer). If such delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

  (b)
  Shares

         Shares held through French financial intermediaries.    If you hold your Shares through a French financial intermediary, you should not complete the ADS letter of transmittal. Instead, your French financial intermediary should send you the form of acceptance for Shares and instructions for participating in this Offer. If you have not yet received the form of acceptance and instructions from your French financial intermediary, please contact your French financial intermediary directly. Questions and requests for assistance may also be directed to the Information Agent.

         Shares held through U.S. custodians.    If you hold your Shares through a U.S. custodian, you should not complete an ADS letter of transmittal. Instead, your U.S. custodian should either forward you the form of acceptance for Shares and instructions sent by the French financial intermediary that holds the Shares on behalf of your U.S. custodian as record owner or arrange for the French financial intermediary to send you the form of acceptance for Shares and instructions directly. If you have not yet received the form of acceptance and instructions from your U.S. custodian, please contact your U.S. custodian directly. Questions and requests for assistance may also be directed to the Information Agent.

        If you hold Shares in pure registered form (nominatif pur), you cannot tender them unless you first request that they be converted to administered registered form (nominatif administré) or to bearer form (au porteur). Shares held in pure registered form (nominatif pur) are registered in the books of ILOG and are held in an account maintained by BNP Paribas Securities Services, the shareholder services provider that ILOG has appointed. Shares held in administered registered form (nominatif administré) are also registered in the books of ILOG but are held in an account maintained by an authorized financial intermediary (intermediaire financier habilité) of your own choice. Shares held in bearer form (au porteur) are not registered in the books of ILOG and are held in an account maintained by an authorized financial intermediary of your own choice. If you wish to tender Shares that you hold in pure registered form, you must arrange with your French financial intermediary or U.S. custodian, as applicable, to open an account in which your Shares will be held. This process may involve the execution of a "mandat d'administration", in the case of a request to convert your Shares into administered registered form, or the execution of a "convention de service et d'ouverture de compte", in the case of a request to convert your Shares into bearer form, the content of both contracts being prescribed by the AMF. You should then send BNP Paribas, in its capacity as ILOG's shareholder services provider, an instruction to convert your Shares to administered registered form or bearer form, as applicable, and the identification of the account to which your Shares should be transferred (your authorized French financial intermediary or U.S. custodian will provide you with the appropriate instruction form). BNP Paribas will then take the necessary steps to deliver your Shares to the account identified in the instruction, in the case of the conversion to administered form (nominatif administré), or to instruct the central depository system (Euroclear, France) to proceed with the conversion of your Shares to bearer form and to deliver them to the identified account. The conversion takes approximately one to five French Trading Days, and you will be responsible for any related fees, commissions or expenses.

  (c)
  Warrants

        If you hold Warrants, you should not complete an ADS letter of transmittal. Instead, BNP Paribas Securities Services, the shareholder services provider that ILOG has appointed, should send you the form of acceptance for Warrants and instructions for participating in this Offer. If you have not yet received the form of acceptance and instructions from BNP Paribas Securities Services, please contact them directly. Questions and requests for assistance may also be directed to the Information Agent.

  (d)
  General

         Effects of Tender.    By tendering your Securities, you represent and warrant that you have the power and authority to tender, sell, assign and transfer the Securities tendered and that, when and if the Securities are accepted for payment, Purchaser will acquire good, marketable and unencumbered title to the tendered Securities, free and clear of all liens, restrictions, charges and encumbrances, and not subject to any adverse claim or right. You also warrant that you will, upon request, execute and deliver any additional documents deemed by Purchaser or its agents to be necessary or desirable to complete the sale, assignment and transfer of the tendered Securities.

        By executing an ADS letter of transmittal, a form of acceptance for Shares or a form of acceptance for Warrants, as applicable, you will irrevocably appoint us or our designees as your attorneys-in-fact and proxies. Our appointment, or that of our designees, will be to the full extent of your rights with respect to the Securities tendered by you and accepted for payment by Purchaser or its designees. The appointment will be effective, and your voting rights will be affected, only when we accept for payment your tendered Securities in accordance with the terms of this Offer. Once we accept for payment your tendered Securities, the appointment will be irrevocable. Upon the effectiveness of the appointment, all prior proxies given by you will be revoked without further action, and you will not be able to give powers of attorney, proxies or written consents with respect to the Securities tendered by you and accepted by us. Our designees will have the authority to exercise all of your voting and other rights at any meeting of ILOG's shareholders, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for your Securities to be deemed validly tendered, immediately upon Purchaser's acceptance of such Securities for payment, Purchaser must be able to exercise all rights of ownership, including full voting and disposition rights, with respect to such Securities.

         Other requirements.    If the ADS letter of transmittal, the form of acceptance for Shares, the form of acceptance for Warrants or any certificates or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or other persons acting in a fiduciary or representative capacity, such persons should so indicate when signing. Proper evidence of authority to act must be submitted by such persons, although we may waive this requirement.

        If any ADR has been mutilated, destroyed, lost or stolen, you must contact JPMorgan Chase Bank, as the ADS depositary under the ADS program, and comply with the requirements under the ADS deposit agreement to obtain a replacement ADR before you will be able to tender those ADSs in this Offer. If such destruction, loss or theft is reported to the Receiving Agent, the Receiving Agent will promptly notify JPMorgan Chase Bank and request that they contact you in order to effect the issuance of any replacement certificate.

        If any evidence of ownership in respect of the Shares or Warrants has been mutilated, destroyed, lost or stolen, you must:

  •
  furnish to your French financial intermediary or U.S. custodian (in the case of the Shares) or BNP Paribas Securities Services (in the case of the Warrants) satisfactory evidence of ownership and of the destruction, loss or theft of such document; and

  •
  indemnify your French financial intermediary or U.S. custodian (in the case of the Shares) or BNP Paribas Securities Services (in the case of the Warrants) against loss.

        Your tender of Securities pursuant to any of the procedures described above will constitute your binding agreement with us to the terms and conditions of this Offer.

         Determination of Validity.    We will determine, in our sole discretion, all questions as to the validity, form and eligibility for payment of any tendered Securities. Our determination will be final and binding on the holders of Securities. We reserve the absolute right to reject any and all tenders that we determine are not in proper form or the acceptance for payment of, or payment for which may, in our opinion, be unlawful. We also reserve the right to waive any defect or irregularity in the tender of any Securities of any particular holder, whether or not similar defects or irregularities are waived in the case of other securityholders. Unless otherwise waived by us, your tender of Securities will not be valid until all defects or irregularities have been cured or waived. None of Purchaser, the Receiving Agent, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in the tender of any Securities, or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of this Offer will be final and binding on the holders of Securities.

4.     Withdrawal Rights

        Securities tendered pursuant to this Offer may be withdrawn at any time on or prior to the Expiration Date. Thereafter, tenders are irrevocable. Shares, ADSs and Warrants tendered in this Offer may not be withdrawn during the period from the Expiration Date until the AMF announces the final results of the Offers and we have made arrangements for payment.

        For a withdrawal to be effective, the Receiving Agent, the French financial intermediary, the U.S. custodian or BNP Paribas Securities Services, as applicable, must receive in a timely manner a written, or facsimile transmission of, notice of withdrawal. Any such notice must specify the name of the person who tendered the Securities being withdrawn, the number of Securities being withdrawn and the name of the registered holder, if different from that of the person who tendered such Securities.

        If ADSs have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of ADSs. If you have tendered Shares, the notice of withdrawal must specify the name and number of the account at Euroclear, France to be credited with the withdrawn Shares.

        Under French law, if, during the period of the Offers, another offer for ILOG is approved by the AMF, your tenders of Securities will be declared null and void by the AMF. In addition, if an improved offer by a competing bidder is approved by the AMF, your tenders of Securities may also be declared null and void by the AMF. In each of these events, in order to tender your Securities in this Offer, if this Offer remains outstanding, you will be required to re-tender your Securities.

        We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. Our determination shall be final and binding on the holders of Securities. No withdrawal of Securities shall be deemed to have been properly made until all defects and irregularities have been cured or waived.

        None of us, any of our affiliates, the Receiving Agent, any French intermediary or U.S. custodian, BNP Paribas Securities Services, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        Withdrawals of tenders of Securities may not be rescinded, and any Securities properly withdrawn will be deemed not to have been validly tendered for purposes of this Offer. However, withdrawn Securities may be re-tendered by following one of the procedures for tendering Securities described in Section 3 at any time prior to the Expiration Date.

        In the event we provide a Subsequent Offering Period following this Offer, Securities tendered in the Subsequent Offering Period may be withdrawn at any time prior to the expiration of such period in the manner described above. No withdrawal rights will apply to Securities previously tendered in this Offer and accepted for payment. We will accept any and all Securities validly tendered during such Subsequent Offering Period and not properly withdrawn prior to its expiration.

5.     Certain Information Regarding ILOG

        ILOG is a société anonyme with a share capital of €20,303,047, organized under the laws of the Republic of France, registered with the Companies Registry of Créteil under number 340 852 458, having its principal executive offices located at 9, rue de Verdun in Gentilly, Paris, France, and 1195 West Fremont Avenue, Sunnyvale, California (telephone number in Paris 011 33 1 49 08 35 00).

        ILOG described its business in its Annual Report on Form 20-F for the fiscal year ended June 30, 2007 as follows:

    "ILOG is a worldwide provider of enterprise software and services. We develop, market, sell and support BRMS (Business Rule Management Systems), as well as optimization-based decision tools and applications, and visualization software components that help organizations make better decisions faster and manage change and complexity.

    We believe that business software applications have not historically been able to meet rapidly changing business environments easily. Significant amounts of data, embedded software application code and outdated software systems are each impediments to an organization's ability to adapt to changing business conditions. Our BRMS offering gives non-technical managers and company policy makers the ability to access this data and rapidly implement changes to policies and procedures to address new market conditions or other business changes without having to change existing software application code. BRMS also helps organizations centralize their business rules, or policies, in one or a few repositories, facilitating their maintenance and ensuring consistent deployment across the company. Another key benefit of BRMS is that it can be implemented "on top" of existing software so companies are not required to update their existing infrastructure in order to streamline their processes and take advantage of BRMS capabilities.

    ILOG's optimization software allows companies to optimize the allocation of their personnel and equipment resources. For example, in order to maximize profitability, a parts supplier may seek to maintain a low inventory of parts while still having a sufficient number on hand to fill current demand. ILOG's optimization components, as well as its vertical offerings, allow companies to decide what factors are important for profitability, such as minimal inventory in the above example and to then create an application that produces the "optimal" configuration of resources to achieve the company's goals.

    ILOG's visualization software components provide graphical user interfaces for software developers who create applications that are used in telecom network management, the airline industry and other businesses, where the visual display of information is an important tool to management and to the success of the business".

        Except as otherwise indicated, the information concerning ILOG contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. None of us, any of our affiliates or assignees, the Dealer Manager, the Information Agent or the Receiving Agent assumes responsibility for the accuracy or completeness of the information concerning ILOG contained in such documents and records or for any failure by ILOG to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser, any of their affiliates or assignees, the Dealer Manager, the Information Agent or the Receiving Agent.

         Available Information.    Shares and ADSs are registered under the Exchange Act and, accordingly, ILOG is subject to the information and reporting requirements of the Exchange Act applicable to foreign private issuers and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information should be available for inspection at the public reference room at the Commission's office at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. Copies may be obtained by mail, upon payment of the Commission's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. Further information on the operation of the Commission's public reference room in Washington, D.C. can be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet worldwide website that contains reports, proxy statements and other information about issuers who file electronically with the Commission. The address of that site is http://www.sec.gov.

6.     Certain United States Federal and French Income Tax Considerations

        The following is a general summary of certain U.S. Federal and French income tax consequences of a sale of Securities for cash pursuant to this Offer and, if applicable, any subsequent squeeze-out transaction. This summary does not purport to address all U.S. Federal and French income tax matters that may be relevant to a particular holder of Securities. This summary does not address tax considerations applicable to securityholders that may be subject to special tax rules including, without limitation, the following: (a) non-U.S. persons; (b) financial institutions; (c) insurance companies; (d) dealers or traders in securities or currencies or notional principal contracts; (e) tax-exempt entities; (f) persons that will hold Shares as part of a "hedging" or "conversion" transaction or as a position in a "straddle" or as part of a "synthetic security" or other integrated transaction for U.S. Federal income tax purposes; (g) securityholders subject to alternative minimum tax; (h) regulated investment companies; (i) real estate investment trusts; (j) persons that own (or are deemed to own) 10% or more of the voting shares of ILOG; (k) partnerships and other pass-through entities and persons who hold Shares through such partnerships or other pass-through entities; (l) persons that have a "functional currency" other than the U.S. dollar; and (m) securityholders that acquired (or will acquire) shares through exercise of Stock Options or otherwise as compensation.

        This summary does not discuss any aspects of U.S. state or local taxation or taxation by countries other than the United States and France. This summary is based on the laws, judicial decisions and regulatory and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing are subject to change, and changes could apply retroactively and could affect the tax consequences described below.

        For purposes of this Offer, a "U.S. person" means a beneficial owner of securities that is, for U.S. Federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation (or other entity taxable as a corporation for U.S. Federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof; (c) an estate, the income of which is subject to U.S. Federal income taxation regardless of its source; or (d) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and (ii) one or more U.S. persons has the authority to control all of the substantial decisions of the trust. For purposes of this Offer, a "non-U.S. person" is generally a person or entity that is not a U.S. person. If a partnership holds securities, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding securities should consult their tax advisors.

        The descriptions of U.S. Federal and French income tax consequences set forth below are for general information only. Holders of Securities should consult their own tax advisors as to the particular tax consequences to them of this Offer and any subsequent squeeze-out transaction, including the application of U.S. Federal, state, local and foreign tax laws and possible changes in tax laws.

         U.S. Federal Income Taxation.    If you hold Shares, ADSs, or Warrants of ILOG as capital assets for U.S. tax purposes and are a U.S. person, you will generally recognize a capital gain or loss on a sale of the Securities for cash pursuant to this Offer or any subsequent squeeze-out transaction, in an amount equal to the difference between the U.S. dollar amount received and your tax basis in the Securities. Gain or loss will generally be calculated separately for each block of Securities tendered and purchased by Purchaser pursuant to this Offer. Any capital gain or loss recognized will be long-term capital gain or loss if the tendering securityholder's holding period for the Securities exceeds one year. In the case of a tendering non-corporate securityholder, any long-term capital gain will generally be subject to U.S.

Federal income tax at a maximum rate of 15%. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to limitations. The tax treatment of Securities converted into cash pursuant to any subsequent squeeze-out would be the same as the tax treatment of Securities tendered in this Offer, as discussed above.

        A U.S. person that receives foreign currency on a sale of Shares or Warrants generally will realize an amount of gain or loss based on the U.S. dollar value of the foreign currency on the date of the sale. Any gain or loss recognized on the subsequent sale, conversion or disposition of such foreign currency will be U.S. source ordinary income or loss. However, if such foreign currency is converted into U.S. dollars on the date received by the U.S. person, a cash basis or electing accrual basis U.S. person should not recognize any gain or loss on such conversion. An accrual basis U.S. person that holds ADSs will realize an amount equal to the U.S. dollar value of ADSs on the date tender is accepted. Such U.S. person will then recognize a gain or loss, if any, measured by the difference between the U.S. dollar value of €10 per ADS on the date tender is accepted, and the U.S. dollar amount actually received on the date of payment. The recognized gain or loss, if any, will be ordinary income or loss, and will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

        In general, any foreign currency loss will be treated as a "reportable transaction" for U.S. Federal income tax purposes to the extent that the amount of the loss equals or exceeds certain threshold amounts (U.S.$50,000 in the case of individuals or trusts, whether or not the loss flows through from an S corporation or partnership, and U.S.$10 million in the case of corporate taxpayers). Securityholders should consult their own tax advisors concerning the application of the reportable transaction regulations to the U.S. Offer, including any requirement to file IRS Form 8886.

         U.S. Federal Backup Withholding Tax.    All payments to which a securityholder would be entitled pursuant to this Offer or any subsequent squeeze-out transaction will be subject to U.S. Federal backup withholding tax at a rate of 28%, unless the holder (i) is a corporation, a non-U.S. person, or another exempt recipient; or (ii) provides a taxpayer identification number ("TIN") and certifies that no loss of exemption from backup withholding has occurred. Each holder that is a U.S. person should complete and sign the Substitute Form W-9 that is included with the ADS letter of transmittal or applicable form of acceptance, to be returned to the Receiving Agent, the U.S. custodian, the French financial intermediary or BNP Paribas Securities Services, as applicable, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Receiving Agent. In order for a holder that is a non-U.S. person to qualify as an exempt recipient, the holder must generally submit a Form W-8BEN attesting to the holder's exempt foreign status.

        If a securityholder does not provide a correct TIN, such securityholder may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a securityholder's U.S. Federal income tax liability provided the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund can be obtained by the securityholder by filing a U.S. Federal income tax return. Securityholders of ILOG should consult their own tax advisors as to their qualification for exemption from withholding and the procedure for obtaining the exemption.

         French Taxation.    Capital gains realized on the sale of Securities for a consideration by persons who are not French tax residents within the meaning of Article 4 B of the French Tax Code or legal entities whose registered offices are located outside France are generally exempt from taxation in France, provided that (i) these capital gains are not connected with a permanent establishment or fixed base subject to taxation in France (Article 244 bis C of the French Tax Code) and (ii) the transferor has not directly or indirectly held at any time, alone or with his or her spouse, his or her ancestors or descendants or the ancestors or descendants of his or her spouse, corporate interests carrying the right to more than 25% of the profit of the company whose shares are being sold, at any time during the five years prior to the sale. The capital gains realized on the sale of a shareholding exceeding or having represented more than this 25% limit during the aforementioned period are subject to tax at the proportional rate of 18% (Article 244 bis B of the French Tax Code), subject to more favorable provisions resulting from a tax treaty for the avoidance of double taxation. Capital gains realized on the sale of Warrants for a consideration by persons who are not French tax residents within the meaning of Article 4 B of the French Tax Code or legal entities whose registered offices are located outside France are generally exempt from taxation in France.

7.     Price Range of Shares and ADSs; Dividends

        Shares are traded on the Compartiment B of Euronext under the symbol "ILO" (ISIN Code FR0004042364) and ADSs, each representing one Share, are traded on NASDAQ under the symbol "ILOG". The Warrants are privately held by a limited number of persons and are not listed on any stock exchange. The following table sets forth, for the calendar quarters indicated, the high and low closing sales prices per Share on Euronext and per ADS on NASDAQ, respectively, as reported by published financial sources:

	Share	Share	ADS		ADS
	High (€)	Low (€)	High (U.S.$)		Low (U.S.$)
2006
First Quarter	14.93	11.70	18.27		13.51
Second Quarter	13.99	9.76	17.69		12.13
Third Quarter	10.45	8.21	13.24		10.28
Fourth Quarter	10.10	8.91	13.27		11.23
2007
First Quarter	10.91	9.65	14.44		12.53
Second Quarter	10.47	9.11	14.07		12.14
Third Quarter	9.81	7.90	13.47		10.68
Fourth Quarter	9.54	7.20	13.69		10.21
2008
First Quarter	7.55	6.04	10.95		9.00
Second Quarter	6.79	5.03	10.60		7.84
Third Quarter	9.79	6.00	15.20		9.43
Fourth Quarter (through October 3, 2008)	9.71	9.69	13.50	*	13.50	*

    *
    Represents the closing price of ADSs on October 3, 2008, as no trades were made for the ADSs on any other day in the fourth quarter.

        On July 25, 2008, the last trading day before Shares were suspended from trading on Euronext as a result of the announcement of the possible Offers, the closing price of the Shares was €7.30 per Share. On July 25, 2008, the last full trading day prior to the announcement of the possible Offers, the closing price of the ADSs reported on NASDAQ was U.S.$11.52 per ADS.

        According to ILOG's publicly available documents on file with the Commission, ILOG has never declared or paid any cash dividend.

        Holders are urged to obtain a current market quotation for their Shares or ADSs before deciding whether to tender their Securities.

8.     Certain Information Regarding Parent and Purchaser

         Parent.    Parent, a New York corporation, is a globally integrated enterprise that targets the intersection of technology and effective business. Parent seeks to be a partner in its clients' success by enabling their own capacity for distinctive innovation. To help clients achieve growth, effectiveness, efficiency and the realization of greater value through innovation, Parent draws upon the world's leading systems, software and services capabilities. Parent is listed on the New York Stock Exchange, the Chicago Stock Exchange and various stock exchanges outside of the United States. Parent's executive offices are located at New Orchard Road, Armonk, New York 10504 and its telephone number is (914) 499-1900. Additional information about Parent can be found by accessing its public filings with the Commission at www.sec.gov.

         Purchaser.    Purchaser is an indirect wholly-owned subsidiary of Parent that was established to make the Offers and serve as a holding company for ILOG. Purchaser is a société par actions simplifiée organized under the laws of France with a share capital of 37,000 euros, registered with the companies and commercial registry of Nanterre under number 507645612, the registered office of which is at Tour Descartes, La Défense 5, 2, Avenue Gambetta, 92066 Paris La Défense Cedex, France. Purchaser's telephone number is 011 33 1 49 05 70 00. All of the outstanding stock of Purchaser is owned by IBM International Group BV, a company organized under the laws of The Netherlands with a share capital of 100,000 euros, the registered office of which is at Johan Huizinglaan 765, 1066 VH Amsterdam, The Netherlands, which is, directly and indirectly, wholly owned by Parent.

         Additional Information.    The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and executive officers of Parent and Purchaser are set forth in Schedule A to this Offer to Purchase.

        None of Parent, Purchaser or, to the best of our knowledge, any of the persons listed in Schedule A to this Offer to Purchase has during the past five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, United States Federal or state securities laws or a finding of any violation of United States Federal or state securities laws.

        Except as described in this Offer to Purchase, none of Parent, Purchaser, any associate or majority-owned subsidiary of Parent or Purchaser or, to the best of our knowledge, any of the persons listed in Schedule A to this Offer to Purchase (a) beneficially owns any Securities, (b) has effected any transaction in Securities during the past 60 days or (c) has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any Securities (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or voting of any such Securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). For the purpose of the preceding sentence, Parent disclaims any interest in Securities held by any of its affiliated employee benefit plans, including pension funds and medical and dental funds, as well as certain affiliated entities that may hold Securities for charitable purposes.

        Except as set forth elsewhere in this Offer to Purchase, in the past two years, there have been no transactions that would require reporting under the rules and regulations of the Commission between Parent, any of Parent's subsidiaries, Purchaser or, to Purchaser's knowledge, any of the persons listed in Schedule A, on the one hand, and ILOG or any of its affiliates or its executive officers, directors or affiliates, on the other hand. Except as set forth elsewhere in this Offer to Purchase, in the past two years, there have been no negotiations, transactions or material contacts between Parent, Purchaser or any of their subsidiaries or, to our knowledge, any of the persons listed in Schedule A, on the one hand, and ILOG or any of its affiliates, on the other hand, concerning a merger, a consolidation, an acquisition, a tender offer for or other acquisition of any class of ILOG's securities, an election of ILOG's directors or a sale or other transfer of a material amount of assets of ILOG.

9.     Source and Amount of Funds

        This Offer is not conditioned upon Purchaser's or Parent's ability to finance the purchase of Shares, ADSs and Warrants pursuant to the Offers. Purchaser currently estimates that the total amount of funds required to purchase all of the Securities pursuant to the Offers and complete the transaction is approximately €237 million, including related transaction fees, costs and expenses. Parent has sufficient funds to consummate the purchase of Shares, ADSs and Warrants pursuant to the Offers and the other transactions described above, and will provide Purchaser with sufficient funds to consummate such transactions. Parent will fund the Offers and related transaction fees, costs and expenses from its working capital.

10.   Background of the Offers; Contacts with ILOG

        Parent and ILOG have worked together a number of years and have been business partners for more than ten years. As both a customer of certain ILOG products and through partnering relationships with ILOG, Parent has a pre-existing familiarity with ILOG technology and personnel. The commercial relationship between Parent and ILOG has generally expanded over the years, and representatives of the two companies have had frequent contacts.

        In connection with the ongoing, established commercial relationships between the two companies, during 2006 Parent identified ILOG as a potential acquisition candidate. During the fourth quarter of 2006, Parent decided to begin to explore the development of further strategic relationships between the two companies, including a possible acquisition of ILOG.

        Commencing in November 2006, Mr. Archie W. Colburn, Managing Director, Corporate Development, Parent, and Mr. John R. Thompson, Vice President, Business Development, IBM Software Group, met with a representative of ILOG, Mr. Desmond Delandro, Vice President, Strategic Alliances, to determine whether ILOG would be receptive to an approach by Parent to discuss potential ways to expand their strategic relationships.

        Following this initial meeting, on November 30, 2006, Parent and ILOG entered into a confidentiality agreement pursuant to which both companies agreed not to disclose certain information in connection with their evaluation of a potential transaction between them.

        During the remainder of 2006 and the first nine months of 2007, representatives from Parent and ILOG participated in several meetings and numerous telephonic discussions concerning the possibility of a potential acquisition. The Parent representatives engaged in such meetings and discussions included Mr. Colburn, Mr. Thomas Rosamilia, General Manager, AIM, and Mr. Thompson. The ILOG representatives included Mr. Pierre Haren, Chairman and Chief Executive Officer, Mr. Delandro, and Mr. Jean-Francois Abramatic, Chief Product and Marketing Officer. During the latter part of this period, Parent involved UBS and ILOG involved JPMorgan in these discussions as financial advisors, and there were a number of contacts between the two investment banks.

        On September 21, 2007, Mr. Colburn notified Mr. Haren and Mr. Pascal Brandys, a member of the ILOG Board of Directors, that Parent had decided to terminate the discussions concerning a potential acquisition. The discussions ended at such time.

        Seven months later, on April 27, 2008, Mr. Colburn and representatives of UBS contacted via separate telephone calls Mr. Haren and Mr. Todd Lowe, a member of the ILOG Board of Directors, in order to determine whether ILOG would be receptive to a renewal of discussions with Parent concerning possible areas of cooperation, including an acquisition. Following such discussion,

Mr. Colburn sent an e-mail to three ILOG Board representatives, Mr. Haren, Mr. Lowe and Mr. Richard Liebhaber to express Parent's interest in resuming discussions.

        Following that contact on April 27, 2008, during April and May 2008, Mr. Colburn and Mr. Haren engaged in a series of exploratory telephonic discussions regarding the strategic, financial and practical aspects of a potential acquisition of ILOG by Parent. During the course of those discussions, on May 30, 2008, Mr. Colburn proposed an acquisition price of €8.25 per share (subject to satisfactory completion of due diligence and other conditions). Following such proposal, a discussion ensued regarding the price level at which ILOG would be willing to consider such a transaction. On or about June 2, 2008, Mr. Haren responded in a telephone call to Mr. Colburn that the proposed acquisition consideration of €8.25 per share was not acceptable to ILOG.

        After further telephonic discussions among Messrs. Colburn and Haren and their financial advisors, on June 10, 2008, Parent proposed an acquisition price of €10 per share, subject to satisfactory completion of due diligence and other conditions, including that ILOG agree to negotiate the terms of a potential acquisition exclusively with Parent through August 1, 2008. On June 13, 2008, Mr. Haren contacted Mr. Colburn and indicated that ILOG was prepared to accept Parent's proposal to enter into exclusive discussions, subject to notice of such proposal being provided to a third-party shareholder in accordance with the terms of an existing contractual arrangement of ILOG. During the following week, Parent, ILOG, and their respective financial advisors and legal advisors negotiated the terms of a letter agreement reflecting such arrangements, which agreement was entered into on June 19, 2008.

        Following the execution of the letter agreement, from July 1, 2008 through July 10, 2008, a series of due diligence meetings took place among the officers, employees and financial, legal and accounting advisers of ILOG and Parent. The meetings were held in Paris, France, and Palo Alto, California, U.S.A.

        On July 7, 2008, Parent and its legal advisor furnished to ILOG and its legal advisor a draft Memorandum of Understanding relating to Parent's proposed acquisition of ILOG by way of concurrent cash public tender offers in France and the United States. From July 7, 2008 through July 27, 2008, certain members of the management teams, financial advisors and legal advisors of Parent and ILOG engaged in negotiations regarding the terms of the draft Memorandum of Understanding and the related documents. During that period, drafts of the Memorandum of Understanding and related documentation were negotiated and exchanged between the parties.

        On July 27, 2008, Parent was informed by ILOG and its legal advisors that the ILOG Board met to consider on that day, among other things, whether to approve the execution of the Memorandum of Understanding. Parent was informed that the ILOG Board determined that the acquisition of ILOG through the Offers was in the best interests of ILOG, its employees and, subject to consideration of a fairness opinion to be delivered by an independent expert, regarding the financial terms of the Offers, its shareholders and other securityholders, and approved the execution of the Memorandum of Understanding. The Memorandum of Understanding was executed by Parent and ILOG on July 27, 2008.

        On July 27, 2008, Parent entered into retention letter agreements with certain ILOG executives. Subsequently, in August 2008, Parent entered into retention letter agreements with eight more ILOG executives. On July 27, 2008, Parent entered into contractual undertakings with two shareholders of ILOG to tender their shares in the Offers.

        On July 28, 2008, Parent and ILOG issued a joint press release announcing the execution of the Memorandum of Understanding. On August 26, 2008, Purchaser filed a draft tender offer document with the AMF. On September 12, 2008, the AMF declared the French Offer compliant and published a declaration to that effect (avis de conformité) granting its visa with respect to the tender offer document for the French Offer.

11.   Purpose of the Offers and Plans for ILOG

  (a)    Purpose of the Offers

        The purpose of the Offers is for Purchaser to acquire control of, and the entire equity interest in, ILOG.

        The principal rationale behind the Offers is to strengthen, through the acquisition of ILOG, Parent's Business Process Management (BPM) and Service Oriented Architecture (SOA) positions by providing customers a full set of rule management technologies for complete information and application lifecycle management across a comprehensive platform, including Parent's leading WebSphere application development and management platform.

  (b)   Plans for ILOG

        Except as set forth in this Offer to Purchase, Purchaser and Parent have no present plans or proposals that would relate, or result in: (i) any extraordinary transaction involving ILOG or any of its subsidiaries (such as a merger, reorganization or liquidation); (ii) any purchase, sale or transfer of a material amount of assets of ILOG or any of its subsidiaries; (iii) any change in ILOG's Board of Directors or management; (iv) any material change in ILOG's present dividend rate or policy, or indebtedness or capitalization; or (v) any other material change in ILOG's corporate structure or business. However, upon consummation of the Offers and any squeeze-out transaction, Parent and Purchaser will reassess the situation, and may determine to take any of the above actions depending on the circumstances at that time.

         Integration and Reorganization.    The strategic direction of ILOG will be to continue to offer leading solutions in all of ILOG's business lines, as well as taking advantage of the combined customer base of Parent and ILOG. Parent intends to integrate ILOG into the Application and Integration Middleware unit in its Software Group and reserves the right, further to a review following the acquisition, to proceed with any merger of ILOG with any company or companies of Parent's group in order to either facilitate the integration of ILOG into Parent or simplify the legal structure of the Parent group. Such reorganization or restructuring is not subject to obtaining a certain percentage of the share capital and voting rights in ILOG or the implementation of a squeeze-out of the remaining shares of ILOG. Parent would intend to integrate ILOG into the Parent group as soon as possible. In the event of the acquisition of all Shares and Securities giving rights to share capital or voting rights in ILOG, Parent intends to fully integrate ILOG, including through a merger into Purchaser or a wholly-owned subsidiary of Parent prior to December 31, 2009. In the event that Purchaser does not acquire 100% of the share capital and voting rights of ILOG, the means and timing of the integration would have to be assessed. In addition, if the Offers are successful, Parent intends to propose a Parent-chosen group of ILOG Board members. The composition of the ILOG Board will take into account the new share ownership structure of ILOG and in particular, the ownership level of the Purchaser. It is expected that Mr. Haren will be asked to remain a member of the ILOG Board. Parent has made employment retention offers to certain ILOG senior managers, the majority of which have accepted such offers. These managers are: Pierre Haren (Chairman and CEO), Bounthara Ing (Executive Vice President), Jean-François Abramatic (Chief Product Officer), Jerôme Arnaud (Chief Financial Officer), Eric Brisson (Executive Vice President, Sales U.S. and Europe), Christian Deutsch (Chief Quality Officer) and Olivier Maurel (Chief Information Officer).

         Squeeze-out—Delisting.    If the Offers are successfully completed, Parent, Purchaser or other affiliates of Parent may seek to acquire additional Securities through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as any of them shall determine, which may be more or less than the price offered in the Offers. Parent and its affiliates also reserve the right to dispose of any or all Securities acquired by them.

        Pursuant to Articles 237-14 et seq. of the AMF General Regulations, Purchaser intends, within a period of three months after the closing of the Offers, to request the AMF to implement a squeeze-out of Shares and Warrants that have not been tendered in the Offers by minority shareholders and holders of Warrants if such Shares and Warrants represent no more than 5% of the share capital or voting rights, either outstanding or issuable upon exercise of said Warrants, subject to compensation being paid to such holders of Shares and Warrants.

        Purchaser also reserves the right, if it were at any time to hold, directly or indirectly, at least 95% of the voting rights of ILOG, and a squeeze-out has not been implemented as described above, to file with the AMF a draft minority buy-out offer followed by, assuming it holds at least 95% of Shares, a squeeze-out of Shares and Warrants that are not held directly or indirectly by Purchaser. In such case, the squeeze-out will be subject to the control of the AMF. The AMF will determine whether the financial terms of the squeeze-out satisfy the valuation of the Shares and Warrants that we furnish and the report provided by the independent expert appointed in accordance with the provisions of Article 261-1 II of the AMF General Regulations.

        In case it is not able to implement a squeeze-out after the closing of the Offers, Purchaser reserves the right to request Euronext to delist the Shares from the Eurolist by Euronext™ market. Euronext will only approve such request if the liquidity of Shares is significantly reduced following the closing of the Offers, so that delisting would be in the interest of the market.

        Purchaser also reserves the right to request to delist ADSs from NASDAQ, whether or not Shares have been delisted from Euronext.

12.   Certain Effects of the Offers

         Market for Shares.    The purchase of Securities pursuant to the Offers will reduce the number of holders of Securities and the number of Securities that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Securities held by persons other than Purchaser. Purchaser cannot predict whether the reduction in the number of Securities that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Securities or whether such reduction would cause future market prices to be greater or less than the price offered for such Securities in the Offers.

         Stock Quotation.    Following the closing of the Offers, depending upon the aggregate market value and the number of Securities not purchased pursuant to the Offers or any subsequent open market or privately negotiated purchases, as well as the number of public securityholders, ADSs may no longer meet the quantitative requirements for continued listing on NASDAQ and may become eligible for deregistration under the Exchange Act. We reserve the right to request to delist ADSs from NASDAQ, whether or not Shares are delisted from Euronext. If the ADSs are delisted, ADSs would no longer be quoted on NASDAQ and we could seek to terminate the registration of Shares and ADSs under the Exchange Act.

         Margin Regulations.    The ADSs and the underlying Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of ADSs and the underlying Shares. Depending upon factors similar to those described above regarding market quotations, it is possible that, following the Offers, ADSs and the underlying Shares would no longer constitute "margin securities" for the purpose of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

         Exchange Act Registration.    The ADSs and the underlying Shares are currently registered under the Exchange Act. After the Offers are completed, the registration of ADSs and Shares with the SEC may be terminated by ILOG upon application to the Commission if the U.S. average daily trading volume of Shares (including Shares represented by ADSs) has been no more than 5% of the average daily trading volume of Shares on a worldwide basis for a recent twelve-month period, or if Shares and/or ADSs are held by fewer than 300 persons resident in the United States, determined based upon a look-through analysis. Alternatively, ILOG may qualify for suspension of reporting duties if its Shares are held by fewer than 300 persons worldwide, determined without a look-through analysis. Termination of registration of ADSs and the underlying Shares under the Exchange Act would substantially reduce the information required to be furnished by ILOG to its securityholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to ILOG, such as the requirement of furnishing an annual report on Form 20-F to securityholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of ILOG and persons holding "restricted securities" of ILOG to dispose of such securities pursuant to Rule 144 promulgated under the U.S. Securities Act of 1933, as amended, may be impaired or eliminated. If registration of ADSs and the underlying Shares under the Exchange Act were terminated, ADSs and the underlying Shares would no longer be eligible for listing on NASDAQ. Parent and Purchaser reserve the right to seek to cause ILOG to terminate the registration of ADSs and the underlying Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

13.   Certain Agreements

  (a)   Confidentiality Agreement

        On November 30, 2006, Parent and ILOG entered into a confidentiality agreement (the "Confidentiality Agreement"). Under the Confidentiality Agreement, Parent and ILOG each agreed not to disclose certain information in connection with a potential business transaction between Parent and ILOG, including discussions relating to intellectual property licensing, asset acquisition, or other strategic arrangements, such as financial, business, legal, accounting, commercial and merchandising plan information, proposed term sheets and other materials relating to debt and corporate structure. The Confidentiality Agreement sets out the parties' obligations to keep the aforementioned information confidential and sets out the limited circumstances under which the confidential information of the other party may be disclosed. The foregoing summary of the Confidentiality Agreement is qualified in its entity by reference to the Confidentiality Agreement, a copy of which is filed as Exhibit (d)(3) to the Tender Offer Statement under cover of Schedule TO filed with the Commission on the date hereof. The Confidentiality Agreement should be read in its entirety for a more complete description of the matters summarized above.

  (b)   Letter Agreement

        On June 19, 2008, Parent and ILOG entered into a letter agreement (the "Letter Agreement"). Among the provisions of the Letter Agreement, ILOG agreed to grant Parent an exclusivity period, through August 1, 2008, to negotiate the terms of an acquisition at a price of €10.00 per Share. The Letter Agreement contains a non-solicitation provision and also sets out certain standstill provisions which restrict Parent's ability to acquire any voting securities of ILOG, except pursuant to a negotiated transaction approved by the ILOG Board, for a six-month period, except in limited circumstances such as where ILOG becomes subject to a Target Acquisition Transaction, as such term is defined therein. The foregoing summary of the Letter Agreement is qualified in its entirety by reference to the Letter Agreement, a copy of which is filed as Exhibit (d)(2) to the Tender Offer Statement under cover of Schedule TO filed with the Commission on the date hereof. The Letter Agreement should be read in its entirety for a more complete description of the matters summarized above.

  (c)   Memorandum of Understanding

        On July 28, 2008, Parent and ILOG entered into the Memorandum of Understanding pursuant to which, among other things, Parent agreed to make the Offers. The following summary of the Memorandum of Understanding is qualified in its entirety by reference to the Memorandum of Understanding, a copy of which is filed as Exhibit (d)(1) to our Tender Offer Statement on Schedule TO filed with the Commission on the date hereof. References to Articles in this summary are to Articles of the Memorandum of Understanding. The Memorandum of Understanding should be read in its entirety for a more complete description of the matters summarized below. See Section 1 of this Offer to Purchase for the terms of this Offer.

         Termination of the Memorandum of Understanding.    The Memorandum of Understanding shall terminate automatically on December 31, 2009 or upon the occurrence of any of the following:

  (i)
  if one of the Offers lapses or is not successful, as a consequence of the failure to satisfy one of the conditions thereto;

  (ii)
  if the French Offer is withdrawn by Parent pursuant to Article 232-11 of the AMF General Regulations; or

  (iii)
  for any other reason in accordance with its terms.

        The Memorandum of Understanding shall terminate, at the option of Parent, if:

  (i)
  ILOG has not complied with certain of its obligations in the Memorandum of Understanding with respect to the preparation of the documents to be filed with the Commission and the AMF in respect of the Offers and the exclusivity provisions (which provisions are described below under "—Exclusivity");

  (ii)
  ILOG has implemented measures to modify its substance, within the meaning of Article 232-11 of the AMF General Regulations; or

  (iii)
  the representations and warranties made by ILOG in the Memorandum of Understanding are inaccurate as of the date of the Board Recommendation; provided, however, that Parent may not terminate the Memorandum of Understanding for a minor and irrelevant breach of such representations and warranties.

        Any termination of the Memorandum of Understanding shall be without prejudice to the provisions of the Confidentiality Agreement, the provisions of the Memorandum of Understanding relating to the payment of the Break Fee (as defined below under "—Fees and Expenses; Break Fee") (to the extent that an event triggering the payment of the Break Fee has occurred on the same day as, or before, such termination), and the provisions of the Memorandum of Understanding relating to termination, notices and governing law and disputes.

        If the Memorandum of Understanding is terminated, such termination shall not release ILOG or Parent, as the case may be, from liability for any breach of the Memorandum of Understanding that has arisen prior to such termination and ILOG shall be obliged to pay to Parent the Break Fee if so required pursuant to the Memorandum of Understanding.

         Exclusivity.    The Memorandum of Understanding provides that, during the term of the Memorandum of Understanding, ILOG undertakes:

  (a)
  not to, nor to permit any of its affiliates or the agents, directors, officers, advisors (including, without limitation, financial, legal and accounting advisors) and representatives of ILOG and its affiliates, to, directly or indirectly, (i) solicit, initiate or encourage, or knowingly take any other action (including sale of any of its Treasury Shares) to facilitate, any Takeover Proposal (defined below) or any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise knowingly cooperate in any way with, any Takeover Proposal; and

  (b)
  to notify Parent of the receipt by it of each and any Takeover Proposal or of any contact which may lead to a Takeover Proposal including the material details thereof and the identity of the persons involved, within one French Trading Day of such receipt or contact; and to keep Parent reasonably and regularly informed of the status of such Takeover Proposal or contact, including the material details thereof; provided, however, that nothing contained in the Memorandum of Understanding shall (A) prohibit ILOG or the ILOG Board from complying with applicable laws and regulations, (B) prohibit ILOG from communicating, as of the filing or the announcement date of the French Offer, to a third party the same information as the information communicated to Parent in compliance with Recommendation 2003-01 of the Commission des opérations de bourse, or (C) prevent discussions or negotiations with a third party who files with the AMF a public offer for ILOG.

        The Memorandum of Understanding defines "Takeover Proposal" to mean any inquiry, proposal or offer from any person (other than Parent) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including, without limitation, any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent 10% or more of the total revenue, operating income, EBITDA or assets of ILOG and its subsidiaries, taken as a whole, for the fiscal year ended June 30, 2007, or (B) 5% or more of the outstanding shares of any class of capital stock of, or other equity or voting interests in, ILOG or any class of capital stock of, or other equity or voting interests in, any of ILOG's subsidiaries directly or indirectly holding, individually or taken together, the assets or businesses referred to in clause (A) above, in each case other than the Offers.

         Fees and Expenses; Break Fee.    Under the Memorandum of Understanding, ILOG shall pay to Parent a break fee of €4,000,000, representing approximately 2% of the Offers' total consideration (the "Break Fee"), in order, inter alia, to compensate Parent for its costs and its management time, if:

  (a)
  the ILOG Board withdraws or modifies the Board Recommendation and/or recommends a tender offer from a third party; or

  (b)
  the French Offer is withdrawn pursuant to Article 232-11 of the AMF General Regulations.

        The payment of such Break Fee shall occur within ten calendar days of the date on which the event having triggered it shall have occurred.

        The payment of the Break Fee shall not constitute the exclusive remedy of Parent under the Memorandum of Understanding. Without limiting the generality of the preceding sentence, in the event of a breach (or deemed breach) by ILOG of the exclusivity provisions of the Memorandum of Understanding, Parent may seek any and all other remedies available at law or in equity to which Parent is entitled.

         Stock Options and Free Shares.    The Memorandum of Understanding provides for the following treatment of the Stock Option plans and Stock Options granted to ILOG employees, directors or other officers and the Free Shares:

  (a)
  Accelerated Vesting.    The ILOG Board shall, before the opening of the French Offer, modify the terms and conditions of all ILOG Stock Option plans with the effect that (i) all the Stock Options shall be exercisable as of the date of the opening of the French Offer until seven trading days prior to the closing of the reopened French Offer pursuant to Article 232-4 of the AMF General Regulations; and (ii) thereafter, any Stock Options outstanding held by any person (other than a person whose only interest, present or potential, in the share capital of ILOG just before the modification referred to above was Stock Options vested and deemed to be in the money based on the price of the French Offer) shall expire and shall not be exercisable.

  (b)
  Stock Options Out of the Money.    If the Offers are successful, each beneficiary of Stock Options with an exercise price superior to €9.50 that have not been exercised by the date which is seven French Trading Days prior to the closing of the reopened French Offer pursuant to Article 232-4 of the AMF General Regulations (the "Stock Options Out of the Money") shall be offered by ILOG a payment in cash equal to €0.50 per Stock Option Out of the Money in consideration for the immediate and irrevocable waiver of their rights in connection with all such options, such payment being made as follows: 50% of such payment shall be made three months following the publication by the AMF of the definitive results of the French Offer (after its reopening pursuant to Article 232-4 of the AMF General Regulations) and 50% of such payment shall be made nine months following the publication by the AMF of the definitive results of the French Offer (after its reopening pursuant to Article 232-4 of the AMF General Regulations), provided that the relevant payment is to be made only if such beneficiary is still an employee of ILOG and that no beneficiary of Stock Options Out of the Money shall receive in aggregate more than €10,000, or less than €1,000, in respect of all such Stock Options Out of the Money held by him.

  (c)
  Free Shares.    If the Offers are successful, the beneficiaries of the Free Shares shall be offered by ILOG a payment in cash equal to €10.00 per Free Share within three months following the publication by the AMF of the definitive results of the French Offer (after its reopening pursuant to Article 232-4 of the AMF General Regulations), in consideration for immediate and irrevocable waiver of all their rights in connection with such Free Shares, provided that the relevant payment is to be made only if such beneficiary is still an employee of ILOG.

         Treasury Shares.    The Memorandum of Understanding provides that ILOG undertakes, if required by Parent, to tender and to cause its affiliates to tender to the French Offer, all of the Treasury Shares it or such affiliates hold and will come to hold from the date of the Memorandum of Understanding until the closing of the French Offer or the closing of its re-opening period, other than Treasury Shares necessary to satisfy ILOG's obligations at the date of the Memorandum of Understanding, including in respect of the exercise of any Stock Options or any other right resulting in the granting of ILOG's Shares before the closing of the Offers.

        For the purposes of the Memorandum of Understanding, the term "Treasury Shares" means Shares held, from time to time, by ILOG or any of its subsidiaries.

         Existing Rights to Indemnification of Directors and Officers.    Under the Memorandum of Understanding, Parent agrees that, as of the date of the settlement and delivery of the Offers (the "Settlement Date"), all rights then existing to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the settlement of the Offers in favor of the current or former directors or officers of ILOG and its subsidiaries and as in effect on the date of the Memorandum of Understanding, shall continue in full force and effect in accordance with their terms, provided that they have been disclosed to Parent, and Parent has been provided with access to them, as of the date of the Memorandum of Understanding.

         Insurance.    The Memorandum of Understanding provides that, prior to the Settlement Date, Parent or ILOG shall obtain a "tail" insurance policy to become effective at the Settlement Date with a claims period which shall extend until the date six years following the Settlement Date with respect to directors' and officers' liability insurance covering each person currently covered by ILOG's directors'

and officers' liability insurance policy in effect on the date of the Memorandum of Understanding (the "Existing D&O Policy") for acts or omissions occurring prior to the Settlement Date, and such insurance policy shall be on terms no less favorable to ILOG than those of the Existing D&O Policy; provided that in no event shall Parent be required to pay, with respect to the entire six-year period following the Settlement Date, premiums for insurance for liability insurance coverage of ILOG directors and officers that in the aggregate exceed 300% of the aggregate premiums paid by ILOG in respect of the period February 10, 2008 to February 10, 2009 under the Existing D&O Policy (which premiums for such period ILOG represented and warranted to be U.S.$150,000); provided further that Parent shall nevertheless be obligated to provide such coverage, with respect to the entire six year period following the Settlement Date, as may be obtained for such 300% amount. Parent is not obligated under such provisions to make expenditures exceeding U.S.$450,000 in the aggregate. Parent shall have the right to appoint the insurance broker of its choosing to effect the runoff coverage of the directors' and officers' liability insurance required under such provisions of the Memorandum of Understanding. If requested by Parent, ILOG shall issue a broker of record letter naming the insurance broker selected by Parent to effect such runoff coverage, and ILOG shall provide all cooperation and information reasonably requested by Parent and the selected insurance broker with respect to the procurement of such runoff coverage.

         Representations and Warranties.    Under the Memorandum of Understanding, ILOG makes representations and warranties as to, among other things: the validity of the issuance or grant of Shares, Warrants and Stock Options; ILOG's lack of awareness of any material fact or circumstance adversely affecting its affairs which has not been disclosed publicly or to Parent and which, if disclosed, might have a noticeable influence on the traded market price of Shares; ILOG's disclosure to Parent of any contract entered into by ILOG that represents a substantial portion of its revenue for each of the last three years, or relates to intellectual property licensed by ILOG that ILOG uses in any of its products; ILOG's provision of information to its securityholders as required by applicable French and U.S. laws and regulations; ILOG's status as a "foreign private issuer" as defined in Rule 3b-4 under the Exchange Act; and the Offers' qualification (other than in respect of the Warrants) for exemptive relief under Rule 14d-1(d) under the Exchange Act.

         Third Party Consents.    Under the Memorandum of Understanding, ILOG undertakes to, as soon as reasonably practicable, and in any event from the date of the filing of the French Offer, until the Settlement Date, use its commercially reasonable efforts to obtain consents by third parties under change of control clauses in contracts of ILOG where such consents are necessary to avoid disruption or prejudice to the business of ILOG as a result of the change of control of ILOG in connection with a successful completion of the Offers.

         Reasonable / Best Efforts.    Under the Memorandum of Understanding, ILOG undertakes that it will, if permitted by applicable laws and regulations, use its commercially reasonable efforts to assist Parent to obtain undertakings from certain corporate and institutional securityholders holding 2% or more of Shares outstanding from time to time (as shall have been agreed by Parent and ILOG) that such securityholders will contribute their Shares to the French Offer insofar as such undertakings had not already been obtained from such securityholders.

        In addition, ILOG shall recommend to, and use its best efforts to cause, the competent body or bodies of FCPE ILOG Actionnariat and any other ILOG employees' mutual investment funds ("fonds communs de placement d'entreprise") holding ILOG Shares to tender such Shares to the French Offer.

         Cooperation Between the Parties to the Memorandum of Understanding.    Upon the terms and subject to the conditions set forth in the Memorandum of Understanding, the parties to the Memorandum of Understanding undertake to cooperate for the purpose of completing the Offers and the acquisition of ILOG by Parent or an affiliate of Parent. For the purposes of completing the Offers, the parties to the Memorandum of Understanding also undertake to cooperate and promptly inform each other with respect to issuing all notifications, making any requests and obtaining all necessary approvals and authorizations under all laws and regulations of any relevant jurisdictions and each of the parties to the Memorandum of Understanding shall, provided that it does not have adverse consequences for such party or any member of its group: (i) use commercially reasonable efforts to obtain, as soon as practicable after the date of the Memorandum of Understanding, all necessary no-action letters, approvals and authorizations from governmental entities, including the European Commission, the U.S. Department of Justice and any other local antitrust authority; and (ii) take all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity. Each party to the Memorandum of Understanding further agrees to promptly notify the other party: (i) if and to the extent it becomes aware that any information supplied by it or included in filings with the AMF in respect of the French Offer or with the Commission in respect of the U.S. Offer shall have become false or misleading in any material respect; and (ii) upon the receipt of any comments from the AMF or the Commission or any request from the AMF or the Commission for amendments or supplements to filings, in each case, in respect of the French Offer or the U.S. Offer. To the extent permitted by applicable laws and regulations, ILOG shall give Parent the opportunity to consult with ILOG with respect to any litigation commenced prior to, on or after the signing of the Memorandum of Understanding, against ILOG or any of its officers or directors by any holder of Shares, ADSs, Warrants or Stock Options relating to the Memorandum of Understanding, the Offers or otherwise, and shall not settle or offer to settle any such litigation without the prior written consent of Parent (not to be unreasonably withheld or delayed).

  (d)   Undertakings to tender

        By a contract dated July 27, 2008, the INRIA-Transfert undertook to tender in the Offers all of the Shares it holds, either directly, or indirectly through the companies or entities it controls, namely a total of 1,237,750 Shares, representing approximately 6.4% of the existing share capital of ILOG, for a consideration equal to €10 per Share, and subject to the prior authorization of the Board of Directors of the Institut National de Recherche en Informatique et en Automatique (INRIA). Such authorization was granted on September 29, 2008.

        By a contract dated July 27, 2008, SAP AG undertook to tender in the Offers all of the Shares it holds, either directly, or indirectly through the companies or entities it controls, namely a total of 685,064 Shares, representing approximately 3.6% of the share capital of ILOG, for a consideration equal to €10 per Share.

        The Supervisory Board of FCPE ILOG Actionnariat met on July 31, 2008 and decided to tender in the Offers all of the Shares it holds for a consideration equal to €10 per Share. As of 30 June 2008, FCPE ILOG Actionnariat held 474,216 Shares representing approximately 2.5% of the share capital of ILOG.

        In addition, each member of the ILOG Board has declared that such member will tender its Shares and Warrants in the Offers. See Section 10—"Background of the Offers; Contacts with ILOG."

  (e)   Retention Agreements

        A total of seven retention agreements or offer letters have been entered into by Parent and senior managers of ILOG. These managers are: Pierre Haren (Chairman and CEO), Bounthara Ing (Executive Vice President), Jean-François Abramatic (Chief Product Officer), Jerôme Arnaud (Chief Financial Officer), Eric Brisson (Executive Vice President, Sales U.S. and Europe), Christian Deutsch (Chief Quality Officer) and Olivier Maurel (Chief Information Officer). Subject to the successful completion of the Offers, such arrangements provide for additional compensation in the event that such executives serve a period of continuous employment with ILOG or its successors and are subject to achievement of specified milestones. These arrangements provide for total payments of up to approximately €4,650,000.

        In addition, eight more employees of ILOG have entered into retention arrangements which are subject to the successful completion of the Offers. Moreover, Parent plans to, as has been its practice following previous acquisitions, implement a more widespread retention program following the completion of the acquisition of ILOG.

14.   Dividends and Distributions

        ILOG has never declared or paid any dividend. Following the completion of the Offers, we envisage that such practice of not paying dividends will continue.

15.   Certain Conditions to the Offers; Withdrawal of the Offers

         Conditions to the Offers.    Notwithstanding any other term of this Offer, we will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered Securities promptly after the termination of this Offer), to pay for any Securities tendered pursuant to this Offer and may terminate or amend this Offer, as described above, unless Shares (including Shares represented by ADSs and Treasury Shares) and Warrants validly tendered and not properly withdrawn prior to the expiration of the Offers represent at least 66.67% of ILOG's share capital and voting rights on a fully-diluted basis.

        For the purposes of determining whether the Minimum Tender Condition has been satisfied, the following will be taken into consideration:

  •
  for the numerator, the sum of (i) Treasury Shares not required to satisfy, prior to the closing of the French Offer, rights under Stock Option plans and the allotment of Free Shares and (ii) the total number of Shares validly tendered to the French Offer and this Offer (including Shares represented by ADSs) and the total number of Shares to be issued upon exercise of Warrants validly tendered in the Offers, as of the date of the closing of the French Offer; and

  •
  for the denominator, the sum of (i) the total number of outstanding Shares on the date of the closing of the French Offer, including Shares represented by ADSs and Treasury Shares, and (ii) the maximum number of Shares to be issued upon the exercise of all Stock Options and Warrants, whether or not exercisable, as of the date of the closing of the French Offer.

        We may waive or reduce the Minimum Tender Condition at any time on or prior to the date that is five French Trading Days prior to the expiration date of the French Offer. Under applicable French law and regulations, a waiver of the Minimum Tender Condition is deemed to be an improved offer and may cause the AMF to extend the offer period. In this case, tenders of Securities into the Offers may also be declared null and void by the AMF, in which case holders of Securities who wish to tender those securities into the Offers will be required to re-tender their Securities. Unless we waive the Minimum Tender Condition, if the Minimum Tender Condition is not satisfied, the Offers, including this Offer, will not be completed.

        For purposes of determining whether the Minimum Tender Condition is met, the Receiving Agent will calculate the number of ADSs tendered in the U.S. Offer, and Euronext Paris S.A. will calculate the number of Shares and Warrants tendered in the Offers. The U.S. Offer will expire at 12:00 noon New York City time on the Expiration Date. Whether the Minimum Tender Condition has been satisfied will only be known once the provisional results of the Offers are published by the AMF. The definitive results of the Offers will be published by the AMF no later than nine French Trading Days after the closing of the U.S. Offer.

        If the Minimum Tender Condition (unless we have waived the Minimum Tender Condition) is not satisfied as of the Expiration Date, the Offers will not be completed successfully. If the Offers are not completed successfully, Securities that have been tendered to the Offers will be returned to the tendering holders without interest or any other payment being due to the holders of such Securities.

        The Minimum Tender Condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us or any of our affiliates at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

        The closing of the Offers is additionally subject to the clearance of the acquisition of ILOG by the European Commission under Article 6(1)(b) of the European Union Council Regulation (EEC) No.139/2004.

         Withdrawal of the Offers.    Pursuant to Article 232-11 of the AMF General Regulations, we may withdraw the Offers: (a) within five French Trading Days following the date of the publication by the AMF of the timetable for a competing offer or an improved offer by a competing bidder; or (b) with the prior approval of the AMF, if ILOG adopts measures that modify ILOG's substance (modifiant sa consistance) or if the Offers become irrelevant (sans objet) under French law. In either of these two cases, if we withdraw the Offers, the Securities tendered to the Offers will be returned to their holders, without interest or any other payment being due to the holders of such Securities.

16.   Required Regulatory Approvals; Certain Legal Matters

         European Union Competition Laws.    Pursuant to the merger control rules in force in Austria, Germany, Greece, Italy, Portugal, and Spain, Parent was required to file a notification with the anti-trust authorities of these EU Member States in order to be authorized to complete the acquisition of ILOG. However, Parent filed a reasoned submission to request the referral of the review of the transaction to the European Commission and no EU Member State having jurisdiction over the transaction has objected to such referral. Accordingly, the European Commission has now acquired jurisdiction over the transaction.

        Once Parent has filed a formal notification (referred to as "Form CO"), the European Commission generally has twenty-five business days from the date of notification either to authorize such transaction (such period, which may be extended to thirty-five business days, being usually referred to as a "Phase I investigation"). If, following a Phase I investigation, the European Commission determines that it needs to examine the acquisition of ILOG by Parent pursuant to the Offers more closely because the acquisition raises serious doubts as to its compatibility with the common market, it must initiate a Phase II investigation. If the European Commission initiates a Phase II investigation, it must adopt a final decision as to whether or not the acquisition is compatible with the common market within an additional period of ninety to one hundred and five business days after the initiation of the Phase II investigation. Although, under European Union Council Regulation (EEC) No. 139/2004, a purchaser would be entitled to implement a tender offer before the decision of the European Commission is rendered under certain conditions, the French Offer will automatically terminate pursuant to the relevant provisions of French law should the European Commission initiate a Phase II investigation. This Offer will also terminate should the European Commission initiate a Phase II investigation. Parent filed its Form CO with the European Commission on October 6, 2008.

         United States Antitrust Compliance.    On August 15, 2008, the U.S. anti-trust authorities granted early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         General.    Except as set forth above or as otherwise set forth in this Offer to Purchase, Purchaser is not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Purchaser's acquisition or ownership of the Securities. Should any such approval or other action be required, Purchaser currently expects that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to ILOG's or Purchaser's business or that certain parts of ILOG's or Purchaser's business might not have to be disposed of or held separate in the event that such approvals were not obtained or such other actions were not taken. In addition to any approval or action by governmental, administrative or regulatory agencies, certain existing significant contractual arrangements of ILOG may be subject to the receipt of consents of counterparties in connection with the Offers. There can be no assurance that such consents will be obtained.

17.   Fees and Expenses

        UBS Securities LLC is acting as Dealer Manager in connection with this Offer and UBS has provided certain financial advisory services to Parent in connection with the proposed acquisition of ILOG, for which services UBS will receive customary compensation. Parent and Purchaser have agreed to reimburse UBS for certain reasonable fees and expenses, including certain reasonable fees and disbursements of UBS's counsel, incurred in connection with UBS's engagement, and to indemnify UBS and certain related parties against specified liabilities, including liabilities under the U.S. federal securities laws. In the ordinary course of UBS's businesses, UBS and its affiliates may actively trade or hold securities or loans of Parent and ILOG for UBS's own accounts or for the accounts of customers and, accordingly, UBS or its affiliates may at any time hold long or short positions in these securities or loans.

        Parent and Purchaser have retained Georgeson Inc. (and certain of its affiliates) to be the Information Agent in connection with the Offers and Wells Fargo Bank, N.A., to be the Receiving Agent in connection with this Offer. The Information Agent may contact holders of Shares, ADSs and Warrants by mail, telephone, telecopy, telegraph and personal interview regarding this Offer and may request banks, brokers, dealers and other nominees to forward materials relating to this Offer to beneficial owners of Shares, ADSs and Warrants.

        The Information Agent and the Receiving Agent each will receive customary compensation for their respective services in connection with the Offers, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under U.S. federal securities laws.

        Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Receiving Agent and the Information Agent) in connection with the solicitation of tenders of Shares, ADSs and Warrants pursuant to this Offer. Banks, brokers, dealers and other nominees may, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding materials relating to this Offer to their customers.

18.   Miscellaneous

        Generally, the circulation, publication, dissemination, dispatch, or distribution of this document and any other materials relating to this Offer and the making of this Offer may, in some jurisdictions, be restricted by law. This Offer is not being made, directly or indirectly, in, and may not be accepted from within, any jurisdiction in which the making of this Offer or the acceptance thereof would not be in compliance with the laws of that jurisdiction or would require Purchaser to make a public offer in any jurisdiction other than the United States, or France in connection with the separate French Offer.

Purchaser has not sought and will not seek any regulatory approval of any securities exchange authority or similar regulatory authorities (other than competition and anti-trust authorities) outside France and the United States in connection with the U.S. Offer and the French Offer, respectively. Persons who come into possession of this document should inform themselves of and comply with any applicable legal restrictions. Any failure to comply with such restrictions may constitute a violation of the securities laws of that jurisdiction. Purchaser does not assume any responsibility for any violation by any person of any applicable legal restrictions.

        Purchaser has filed with the Commission a Tender Offer Statement under cover of Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to this Offer, and may file amendments thereto. Such Tender Offer Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in Washington, D.C. See Section 5—"Certain Information Regarding ILOG—Available Information."

        No person has been authorized to give any information or make any representation on our behalf not contained in this Offer to Purchase or in the ADS letter of transmittal and the forms of acceptance for Shares and Warrants and, if given or made, such information or representation must not be relied upon as having been authorized.

                                                                                        CITLOI S.A.S.

October 14, 2008

 SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE EXECUTIVE OFFICERS OF
INTERNATIONAL BUSINESS MACHINES CORPORATION AND CITLOI S.A.S.

 INTERNATIONAL BUSINESS MACHINES CORPORATION

        Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director of International Business Machines Corporation ("IBM").

Name	Principal Occupation	Material Occupations for Past Five Years and Business Address	Country of Citizenship
Alain J.P. Belda	Chairman of Alcoa Inc.

Alain J.P. Belda, 65, is chairman of Alcoa Inc. Mr. Belda's career with Alcoa began in 1969, and he subsequently held various executive positions. From 1979 to 1994 he was president of Alcoa Aluminio S.A. in Brazil, Alcoa's Brazilian subsidiary. He was named executive vice president in 1994, vice chairman in 1995, president and chief operating officer in 1997 and president and chief executive officer in 1999. Mr. Belda was chairman and chief executive officer from 2001 until he was named to his current position of chairman in 2008. Mr. Belda is also a director of Citigroup Inc. Mr. Belda became an IBM director in 2008. His business address is at 1 New Orchard Road, Armonk, New York 10504.

USA
Cathleen Black	President, Hearst Magazines

Cathleen Black, 63, is president of Hearst Magazines, a division of The Hearst Corporation, a diversified communications company. She is chair of IBM's Directors and Corporate Governance Committee and a member of IBM's Executive Committee. Prior to joining Hearst Magazines, she was president and chief executive officer of the Newspaper Association of America from 1991 to 1996, president, then publisher, of USA TODAY from 1983 to 1991, and also executive vice president/marketing for Gannett Company, Inc. (USA TODAY parent company) from 1985 to 1991. She is a director of The Hearst Corporation, The Coca-Cola Company, the Advertising Council, a member of the Council on Foreign Relations and a trustee of the University of Notre Dame. Ms. Black became an IBM director in 1995. Her business address is at 300 West 57th Street, New York, NY 10019.

USA
William R. Brody	President, The Johns Hopkins University	Dr. Brody, 64, is president of The Johns Hopkins University. He is a member of IBM's	USA

Name	Principal Occupation	Material Occupations for Past Five Years and Business Address	Country of Citizenship

Executive Compensation and Management Resources Committee. From 1987 to 1994, he was the Martin Donner Professor and director of the Department of Radiology, professor of electrical and computer engineering, and professor of biomedical engineering at Johns Hopkins and radiologist in-chief of The Johns Hopkins Hospital. He was the provost of the Academic Health Center at the University of Minnesota from 1994 until he assumed his current position in 1996. Dr. Brody became an IBM director in 2007. His business address is at 2007242 Garland Hall, 3400 North Charles Street, Baltimore, MD 21218.

Kenneth I. Chenault	Chairman and Chief Executive Officer, American Express Company

Kenneth I. Chenault, 56, is chairman and chief executive officer of American Express Company, a financial services company. Mr. Chenault joined American Express in 1981 and was named president of the U.S. division of American Express Travel Related Services Company, Inc., in 1993, vice chairman of American Express Company in 1995, president and chief operating officer in 1997 and chairman and chief executive officer in 2001. Mr. Chenault became an IBM director in 1998. His business address is at World Financial Center—5104, 200 Vesey Street, New York, NY 10285.

USA
Michael L. Eskew	Retired Chairman and Chief Executive Officer, UPS

Michael L. Eskew, 58, is retired chairman and chief executive officer of United Parcel Service, Inc., a provider of specialized transportation and logistics services. He is a member of IBM's Audit Committee. Mr. Eskew joined United Parcel Service in 1972. He was named corporate vice president for industrial engineering in 1994, group vice president for engineering in 1996, executive vice president in 1999, vice chairman in 2000, and he was chairman and chief executive officer from 2002 until his retirement at the end of 2007. Mr. Eskew remains on the board of United Parcel Service, and he is also a director of Eli Lilly and Company, 3M Company and chairman of the Annie E. Casey Foundation. Mr. Eskew became an IBM director in 2005. His business address is at 55 Glenlake Parkway N.E., Atlanta, GA 30328.

USA
Shirley Ann Jackson	President, Rensselaer Polytechnic Institute

Shirley Ann Jackson, 61, is president of Rensselaer Polytechnic Institute. She is a member of IBM's Directors and Corporate Governance Committee. Dr. Jackson was a theoretical physicist at the former AT&T Bell

USA

Name	Principal Occupation	Material Occupations for Past Five Years and Business Address	Country of Citizenship

Laboratories from 1976 to 1991, professor of theoretical physics at Rutgers University from 1991 to 1995 and chairman of the U.S. Nuclear Regulatory Commission from 1995 until she assumed her current position in 1999. Dr. Jackson is a director of Federal Express Corporation, Marathon Oil Corp., Medtronic, Inc., Public Service Enterprise Group Incorporated and the NYSE Euronext. She is a member of the National Academy of Engineering and a fellow of the American Academy of Arts and Sciences. Dr. Jackson is past president of the American Association for the Advancement of Science and a member of the Council on Foreign Relations and the American Philosophical Society. Dr. Jackson became an IBM director in 2005. Her business address is at Troy Building, 3rd Floor, 110 8th Street, Troy, NY 12180.

Lucio A. Noto	Managing Partner, Midstream Partners LLC

Lucio A. Noto, 69, is a managing partner of Midstream Partners LLC, an investment company specializing in energy and transportation projects. He is chair of IBM's Audit Committee and a member of IBM's Executive Committee. Mr. Noto was chairman and chief executive officer of Mobil Corporation from 1994 until its merger with Exxon in 1999 at which time he was named vice chairman of Exxon Mobil Corporation. He held this position until his retirement in 2001. Mr. Noto is a director of Altria Group, Inc., Penske Automotive Group, Inc., and a member of the International Advisory Council of Temasek (Singapore) Inc. Mr. Noto became an IBM director in 1995. His business address is at 885 Third Avenue, New York, NY 10022.

USA
James W. Owens	Chairman and Chief Executive Officer, Caterpillar Inc.

James W. Owens, 61, is chairman of the board and chief executive officer of Caterpillar Inc., a manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. He is a member of IBM's Audit Committee. Mr. Owens joined Caterpillar Inc. in 1972 as a corporate economist and subsequently held various management positions, including chief financial officer. He was named group president in 1995, vice chairman in 2003 and to his current position in 2004. He is also a director of Alcoa Inc. Mr. Owens serves on the boards of the Peterson Institute for International Economics in Washington, D.C. and the Council on Foreign Relations. He is

USA

Name	Principal Occupation	Material Occupations for Past Five Years and Business Address	Country of Citizenship

chairman of the International Trade and Investment Task Force of the Business Roundtable, vice chairman of The Business Council, a member of the President's Advisory Committee for Trade Policy and Negotiations and the Global Advisory Council to The Conference Board in New York. Mr. Owens became an IBM director in 2006. His business address is at 100 N.E. Adams Street, Peoria, IL 61629-7210.

Samuel J. Palmisano	Chairman, President and Chief Executive Officer, IBM

Samuel J. Palmisano, 56, is chairman of the Board, president and chief executive officer of IBM and chair of IBM's Executive Committee. Mr. Palmisano joined IBM in 1973. He was elected senior vice president and group executive of the Personal Systems Group in 1997, senior vice president and group executive of IBM Global Services in 1998, senior vice president and group executive of Enterprise Systems in 1999, president and chief operating officer in 2000, chief executive officer in 2002 and chairman of the Board in 2003. Mr. Palmisano is a director of Exxon Mobil Corporation. Mr. Palmisano became an IBM director in 2000. His business address is at 1 New Orchard Road, Armonk, New York 10504.

USA
Joan E. Spero	President, Doris Duke Foundation

Joan E. Spero, 63, is president of the Doris Duke Charitable Foundation. She is a member of IBM's Audit Committee. Ms. Spero served as U.S. Ambassador to the United Nations for Economic and Social Affairs from 1980 to 1981. From 1981 to 1993 she held several positions with American Express Company, the last being executive vice president, corporate affairs and communications. From 1993 to 1996 Ms. Spero served as U.S. Undersecretary of State for Economic, Business and Agricultural Affairs, and she assumed her current position with the Doris Duke Charitable Foundation in 1997. She is a director of the Council on Foreign Relations, a member of the International Advisory Board of Toyota Motors, a trustee of Columbia University and the Wisconsin Alumni Research Foundation. Ms. Spero became an IBM director in 2004. Her business address is at 650 Fifth Avenue, 19th Floor, New York, NY 10019.

USA
Sidney Taurel	Chairman, Eli Lilly and Company	Sidney Taurel, 59, is chairman of the board of Eli Lilly and Company, a pharmaceutical company. He is chair of IBM's Executive	USA

Name	Principal Occupation	Material Occupations for Past Five Years and Business Address	Country of Citizenship

Compensation and Management Resources Committee and a member of IBM's Executive Committee. Mr. Taurel joined Eli Lilly in 1971 and has held management positions in the company's operations in South America and Europe. He was named president of Eli Lilly International Corporation in 1986, executive vice president of the Pharmaceutical Division in 1991, executive vice president of Eli Lilly and Company in 1993, president and chief operating officer in 1996, chief executive officer in 1998 and chairman of the board in 1999. Mr. Taurel resigned as chief executive officer of Eli Lilly and Company on March 31, 2008. Mr. Taurel is a director of The McGraw-Hill Companies, Inc., a member of the White House Advisory Committee on Trade Policy and Negotiations, the Board of Overseers of the Columbia Business School and a trustee of the Indianapolis Museum of Art. Mr. Taurel became an IBM director in 2001. His business address is at Lilly Corporate Center, Indianapolis, IN 46285.

Lorenzo H. Zambrano	Chairman and Chief Executive Officer, Cemex, S.A.B. de C.V.

Lorenzo H. Zambrano, 63, is chairman and chief executive officer of CEMEX, S.A.B. de C.V., a producer and marketer of cement and ready-mix concrete products. He is a member of IBM's Directors and Corporate Governance Committee. Mr. Zambrano joined CEMEX in 1968. He was named chief executive officer in 1985 and has also served as chairman of the board since 1995. He is a director of Grupo Televisa and a member of the Citigroup International Advisory Board. He is also chairman of the board of the Tecnologico de Monterrey. Mr. Zambrano became an IBM director in 2003. His business address is at Ave. Ricardo Margain Zozaya Col. Valle del Campestre, San Pedro Garza Garcia, N.L. 66265, Mexico.

Mexico

        Set forth below are the name and current principal occupation or employment of each executive officer of International Business Machines Corporation ("IBM"). The business address of each executive officer is 1 New Orchard Road, Armonk, New York 10504. Other than for Mr. Weber, the executive officers have held executive positions at IBM (and, in some cases, its subsidiaries) during the past five years.

Name	Current Principal Occupation and Material Occupations for Past Five Years	Country of Citizenship
Rodney C. Adkins	Senior Vice President, Development and Manufacturing, IBM Systems and Technology Group.	USA
Andrew Bonzani	Vice President, Assistant General Counsel and Secretary.	USA
Michael E. Daniels	Senior Vice President, Global Technology Services, IBM Global Services.	USA
Nicholas M. Donofrio	Executive Vice President, Innovation and Technology.	USA
Jesse J. Greene, Jr.	Vice President, Financial Management.	USA
J. Bruce Harreld	Senior Vice President, Strategy.	USA
Jon C. Iwata	Senior Vice President, Marketing and Communications.	USA
James J. Kavanaugh	Vice President and Controller.	USA
John E. Kelly III	Senior Vice President and Director of IBM Research.	USA
R. Franklin Kern	Senior Vice President and Group Executive, Sales & Distribution.	USA
Mark Loughridge	Senior Vice President and Chief Financial Officer.	USA
J. Randall MacDonald	Senior Vice President, Human Resources.	USA
Steven A. Mills	Senior Vice President and Group Executive, IBM Software Group.	USA
Robert W. Moffat, Jr.	Senior Vice President and Group Executive, Systems and Technology Group.	USA
Samuel J. Palmisano	Chairman, President and Chief Executive Officer. Samuel J. Palmisano, 55, is chairman of the Board, president and chief executive officer of IBM and chairman of IBM's Executive Committee.	USA
Virginia M. Rometty	Senior Vice President, IBM Global Business Services.	USA
Linda G. Sanford	Senior Vice President, Enterprise on Demand Transformation & Information Technology.	USA
Martin J. Schroeter	Treasurer.	USA
Timothy S. Shaughnessy	Senior Vice President, Services Delivery.	USA
Robert C. Weber
	Senior Vice President, Legal and Regulatory Affairs, and General Counsel. Mr. Weber joined IBM in January 2006. Prior to joining IBM, Mr. Weber was a partner at Jones, Day, Reavis & Pogue in Cleveland, Ohio.	USA

 CILTOI S.A.S.

        Mr. Olof Rudbeck, a citizen of Sweden, is the sole director and executive officer of CITLOI S.A.S. Mr. Rudbeck has held executive positions at IBM and its subsidiaries during the past five years. His business address is Tour Descartes, 2, Avenue Gambetta, La Défense 5, 92400 Courbevoie, France.

        The ADS letter of transmittal, ADRs or any other required documents should be sent by each holder of ADSs or such holder's broker, dealer, commercial bank, trust company or other nominee to the Receiving Agent as follows:

The Receiving Agent for the U.S. Offer for ADSs is:

WELLS FARGO BANK, N.A.

By Mail:	By Overnight Delivery:	By Hand:
Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64854 St. Paul, MN 55164-0854	Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions 161 North Concord Exchange South St. Paul, MN 55075	Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions 161 North Concord Exchange South St. Paul, MN 55075

        The form of acceptance for Shares or any other required documents should be sent by each U.S. holder of Shares to its French financial intermediary or U.S. custodian for its Shares.

        Facsimile copies of the form of acceptance for Warrants will be accepted. The form of acceptance for Warrants or any other required documents should be sent by each holder of Warrants to BNP Paribas Securities Services, the shareholder services provider of ILOG, as follows:

BNP Paribas Securities Services
Tolbiac Building
25 Quai Panhard Levassor
75450 Paris Cedex 09

        Any questions or requests for assistance or additional copies of this Offer to Purchase, the ADS letter of transmittal or the forms of acceptance for Shares and Warrants and other related materials may be directed to the Information Agent or the Dealer Manager at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the U.S. Offer.

The Information Agent for the U.S. Offer is:

Georgeson Inc.
199 Water Street, 26th Floor
New York, New York 10038-3650
U.S. Toll Free Number for holders of Securities in the United States: (800) 334-9405
U.S. Number for banks and brokers: (212) 440-9800
European Toll Free Number: 00800 10 20 10 80

The Dealer Manager for the U.S. Offer is:

UBS Securities LLC
1999 Avenue of the Stars
Suite 3400
Los Angeles, CA 90067
(877) 566-3332

QuickLinks

TABLE OF CONTENTS
SUMMARY TERM SHEET
To All Holders of American Depositary Shares and All U.S. Holders of Ordinary Shares and Warrants of ILOG: INTRODUCTION
THE TENDER OFFER
SCHEDULE A
INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE EXECUTIVE OFFICERS OF INTERNATIONAL BUSINESS MACHINES CORPORATION AND CITLOI S.A.S.
INTERNATIONAL BUSINESS MACHINES CORPORATION
CILTOI S.A.S.